Exhibit 10.11

1815 BUILDING COMPANY, LLC

Landlord,

VERITAS FARMS

Tenant.

LEASE

Premises:	Rooms 401B and 402 on the 4th floor
Design Center Office Building
1815 Griffin Road
Dania Beach, Florida 33004

Schedule A	Floor Plan
Schedule B-1	Initial Improvements (Tenant’s Initial Work)
Schedule B-2	Construction Procedures
Schedule C	Rules and Regulations
Schedule D	Janitorial Cleaning Specifications

i

INDENTURE OF LEASE made as of this ___ day of ___________, 2021, between 1815 BUILDING COMPANY, LLC, a Delaware limited liability company (“Landlord”), having an office at 750 Lexington Avenue, 28th Floor, New York, New York 10022, as landlord, and VERITAS FARMS, a _____________ ____________ (“Tenant”), having an office at _______________________________________, as tenant.

Article 1

Definitions: Basic Provisions

Section 1.01. The term “Premises” shall mean Rooms 401B and 402 on part of the fourth (4th) floor of the Building (as hereinafter defined), as more particularly shown on floor plan attached hereto as Schedule A, which floor plan is provided for reference purposes only.

Section 1.02. The term “Building” shall mean the building located at 1815 Griffin Road, Dania Beach, Florida, and other structures, situated on the land (the “Land”), in which the Premises are located (such Land and Building collectively called the “Building Project”).

Section 1.03. The term “Building Project” shall mean the Building and all other structures situated on the Land.

Section 1.04. The term “rentable” lease space shall mean the aggregate of the net square feet of the Premises occupied by Tenant plus the product obtained by multiplying the net square feet of the Common Area (as hereinafter defined) by a fraction, the numerator of which is the net square feet of Tenant’s Premises and the denominator of which is the net square feet of all premises in the Building reserved for lease to tenants.

Section 1.05. By taking possession of the Premises, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver them. Tenant acknowledges that it has thoroughly inspected the Premises with the assistance of such experts as it deems necessary and accepts the Premises on the Commencement Date in its then “As Is” condition. Tenant also acknowledges that neither the Landlord nor any agent or representative of Landlord has made any representation or warranty whatsoever with respect to the condition of the Premises or Building, or that any utility services provided to the Premises are in a form or amount suitable for Tenant’s use.

Section 1.06. Tenant acknowledges that any plan of the Building or the Land which may have been displayed or furnished to Tenant is tentative. Landlord may, in its sole discretion, change the shape, size, location, number, and extent of the improvements shown on any such plans, and eliminate from or add to the Land any buildings or other improvements and eliminate from or add to the Building any improvements or floors.

Article 2

Term: Possession

Section 2.01. (a) The term of this Lease (the “Term”) shall be for a period beginning on the date hereof (the “Commencement Date”) and ending on the date (the “Expiration Date”) that is three (3) Years (hereinafter defined) and three (3) months after the Rent Commencement Date (hereinafter defined). The “Rent Commencement Date” shall be the earlier of: (i) the date that is two (2) full calendar months after the date hereof and (ii) the date that Tenant occupies the Premises to conduct Tenant’s business. A “Year” is the first twelve full calendar months of the Term commencing on the Rent Commencement Date and each subsequent twelve calendar month period. If the Rent Commencement Date is not the first day of a calendar month, the period from the Rent Commencement Date through the last day of the calendar month in which the Rent Commencement Date occurs is the “Partial Month”, and the first Year shall begin on the first day of the month immediately after the Partial Month. Tenant shall pay minimum rent for the Partial Month on a per diem basis (based on the annual rate for Year 1) for the number of days in the Partial Month. Minimum rent for such Partial Month shall be paid on first day of the first (1st) full month following the month in which occurs the Rent Commencement Date.

The Term may terminate prior to the Expiration Date as provided pursuant to this Lease and pursuant to law. If the Term ends earlier than the Expiration Date as a result of Tenant’s default (subject to applicable notice and cure periods), Tenant’s liability for the payment of all amounts due pursuant to this Lease through the Expiration Date and any other damages arising from Tenant’s default shall nevertheless survive the early termination.

Tenant may enter any part of the Premises prior to the Rent Commencement Date; provided, however, Tenant shall comply with all of the covenants and conditions of this Lease from the date of such entry (including without limitation, the maintenance of the insurance required pursuant to this Lease and the payment of additional rent, if any, such as electricity (if separately metered), and such items for which Tenant is separately billed hereunder, including without limitation, overtime use of freight elevator supplemental air conditioning or overtime HVAC service and extraordinary services), except that Tenant shall not be obligated to pay Base Rent for the period prior to the Rent Commencement Date.

(b) Landlord shall have no obligation to perform any work in connection with preparing the Premises for Tenant’s occupancy.

Section 2.02. Intentionally omitted.

Section 2.03. Tenant shall have the right to enter the Premises as of the Commencement Date for purposes of installing furniture systems, telephone equipment and similar functions to facilitate Tenant’s move-in and start-up, subject to the provisions of this Lease, including the provisions of Article 11, and provided Tenant delivers to Landlord the insurance policies set forth in Article 14, and further provided that such earlier entry shall not affect the Rent Commencement Date nor shall Tenant be liable for the payment of any rent prior to the Rent Commencement Date. Landlord shall have no liability or obligation for the care or preservation of Tenant’s property. If Landlord cannot deliver possession of the Premises to Tenant on the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

Section 2.04. Promptly after the Rent Commencement Date, upon the request of Landlord, Landlord and Tenant will execute a statement confirming the Rent Commencement Date and the Expiration Date of this Lease, in accordance with the foregoing provisions, provided, however, that the execution of such statement shall not be necessary for the Rent Commencement Date to occur.

Article 3

Rent

Section 3.01. Tenant shall pay, as base rent (“Base Rent”) for the Premises from and after the Rent Commencement Date, the following:

Period	Annual Base Rent	Monthly Base Rent
Year 1	$105,810.00	$8,817.50
Year 2	$107,926.20	$8,993.85
Year 3	$110,084.72	$9,173.73
First 3 months of Year 4	$112,286.42	$9,357.20

Section 3.02. Provided that Tenant is not in default under any of the provisions of this Lease on Tenant’s part to be performed, Tenant shall be entitled to an abatement of the Base Rent only in the amount of (i) $8,817.50 for the 2nd month of Year 1; (ii) 8,993.85 for the 1st month of Year 2; and (iii) 9,173.73 for the 1st month of Year 3. Tenant acknowledges that the consideration for the aforesaid abatement of Base Rent is Tenant’s agreement to perform all of the terms, covenants and conditions of this Lease on its part to be performed. Therefore, if Tenant shall default under any such terms, covenants and conditions of this Lease, beyond all applicable notice and cure periods, the aggregate amount of all Base Rent that was abated shall become immediately due and payable by Tenant to Landlord. In the event of Tenant’s failure to pay such aggregate amount of the abatement of the Base Rent to Landlord, Landlord shall be entitled to the same rights and remedies as in the event of Tenant’s default in the payment of the Base Rent. Tenant shall be required to pay all additional rent (including the escalations under Articles 4 and 5) and all other sums and charges from and after the Rent Commencement Date.

Section 3.03. Tenant shall pay the amount of $8,817.50 upon Tenant’s execution of this Lease, which payment shall be applied to the first (1st) month’s Base Rent hereunder following the Rent Commencement Date. Thereafter, and provided that the Rent Commencement Date has occurred, Tenant shall pay Base Rent in advance on or before the first day of each and every calendar month during the Term. In the event the Term ends on a day other than the last day of a calendar month, then the monthly rental for the last fractional month of the Term shall be appropriately prorated.

Section 3.04. All payments of any kind (other than Base Rent) payable by Tenant to Landlord under the terms of this Lease shall be collectively referred to in this Lease as “Additional Rent”. Base Rent and Additional Rent are collectively referred to in this Lease as “Rent” and may be designated as such in any statutory notice to pay rent or quit the Premises. RENT SHALL BE PAID TO LANDLORD WITHOUT DEDUCTION, OFFSET, PRIOR NOTICE OR DEMAND, in lawful money of the United States of America at the Building office, or to such other person or at such other place as Landlord may, from time to time, designate in writing.

Landlord and Tenant agree that Tenant shall pay all Rent and other amounts now due or hereafter to become due to Landlord or its agents as provided for in this Lease, (as and when due) directly to the following lock-box account via wire or electronic funds transfer:

Bank:	PNC Bank NA
Bank Address:	249 5th Ave, Pittsburgh, PA 15222
ABA Number:	043000096
Swift Code:	PNCCUS33
Account Number:	86-1172-3378
Account Title:	1815 Building Co LLC
750 Lexington Avenue FL 28
New York, New York 10022

Landlord may change, from time to time on not less than thirty (30) days’ notice to Tenant, any ABA routing information and account number for payments (which may be provided by a written notice transmitted to Tenant as an attachment to an email Notice).

Section 3.05. Failure by Landlord to collect Rent due under this Lease during any portion of the Term shall not preclude Landlord from commencing the collection of such Rent at any subsequent time. If this Lease shall terminate on a day other than the last day of a calendar year, such termination shall not affect the obligations of Tenant under this Lease with respect to Rent attributable to the period prior to such termination.

Article 4

Additional Rent - Taxes

Section 4.01. The term “Base Year” as used in the Lease shall mean the calendar tax year from January 1, 2021 to December 31, 2021.

Section 4.02. The term “Comparative Tax Year” as used in this Lease shall mean the calendar tax year from January 1, 2022 to December 31, 2022 and each subsequent calendar tax year.

Section 4.03. The term “Tenant’s Tax Increase Participation” shall mean 6.3%.

Section 4.04. Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Tax Increase Participation of any increase in Property Taxes paid or incurred by Landlord for any Comparative Tax Year in excess of Property Taxes paid or incurred by Landlord for the Base Year.

Section 4.05. Prior to the commencement of each Comparative Tax Year during the Term, Landlord shall provide to Tenant an estimate of Tenant’s share of Property Taxes for such Comparative Tax Year and Tenant shall pay to Landlord, in equal advance monthly payments, its share of Property Tax increases as estimated by Landlord. Tenant’s share of any increase in Property Taxes during any partial Comparative Tax Year within the Term shall be prorated according to the ratio which the number of days within the Term bears to 365.

Section 4.06. Should the advance monthly payments by Tenant be insufficient to pay Tenant’s share of Property Tax increases then due, Tenant shall pay the deficiency upon demand. Any excess paid by Tenant shall be credited to Tenant’s account after the Comparative Tax Year.

Section 4.07. The term “Property Taxes” as used in this Lease shall mean all real property taxes and personal property taxes, licenses, charges and assessments which are levied, assessed or imposed by any governmental or quasi-governmental authority or improvement or assessment district with respect to the Building, the Land on which the Building is situated, the various estates in the Building, or any fixtures, improvements, equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building, whether or not now customary or within the contemplation of the parties, including without limitation, all taxes payable by Landlord by reason of its ownership of the Building or the rent receivable therefrom (other than income taxes), any charge upon Landlord’s business of leasing of the Building (unless payable directly by Tenant), any taxes, charges or assessments for public improvements, services or benefits, irrespective of when commenced or completed, transit fees, housing funds, education funds, street, highway or traffic fees as well as taxes which shall be in lieu of such taxes and whether or not any of the foregoing shall be designated “real estate tax, “property tax”, “sales tax”, “rental tax”, “excise tax”, “business tax”, or designated in any other manner. In the event that it is not lawful for Tenant to reimburse Landlord for Tenant’s Participation of any Property Tax, the Rent payable to Landlord under this Lease shall be revised to yield to Landlord the same net Rent from the Premises after imposition of any such prohibition. If at any time during the Term of this Lease, the laws concerning the methods of real property taxation prevailing at the commencement of the Term are changed so that a tax or excise on rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution of or addition to in whole or in part for any real property taxes, Tenant shall pay before delinquency its participation share of such substitute tax or excise on rents. The term “Property Taxes” shall include the cost to Landlord of contesting the amount or validity or applicability of any of the above-mentioned taxes. Net recoveries through protest, appeals or other actions taken by Landlord in its discretion, after deduction of all costs and expenses, including attorneys and other fees, shall be deducted from Property Taxes in the year of receipt.

Section 4.08. Intentionally deleted.

Section 4.09. Any delay or failure of Landlord in billing any Property Tax increases hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such Property Tax increases hereunder.

Section 4.10. In addition to “Property Taxes” (as hereinabove defined) Tenant shall pay to Landlord each month a sum equal to any sales tax, tax on Rent and any other similar charges now existing or hereafter imposed, based upon the privilege of leasing the space leased hereunder or based upon the amount of rent collected therefore, which shall constitute Additional Rent under this Lease.

Article 5

Additional Rent - Operating Expenses

Section 5.01. Operating Expenses. Tenant shall pay to Landlord, as Additional Rent, an operating expense escalation in accordance with this Section:

(a) Definitions: For the purpose of this Section, the following definitions shall apply:

(i) The term “Expense Base Factor” shall mean the Expenses for the calendar year 2021.

(ii) The term “Comparative Year” shall mean the calendar year following the Expense Base Factor and each subsequent calendar year.

(iii) The term “Percentage” shall mean 6.3%.

(iv) The term “Controllable Expenses” shall mean the expenses described in paragraphs (v) a, d, h, and n below (each a “Controllable Expense”).

(v) The term “Expenses” shall mean the total of all costs and expenses directly incurred or borne by Landlord with respect to the operation and maintenance of the Building Project whether performed by Landlord or by contractors for or on behalf of Landlord, including, but not limited to, the costs and expenses incurred for and with respect to all of the following:

a. Wages, salaries, fees and all related expenses (including, without limitation, vacation pay and other compensation, social security, unemployment and other similar taxes, worker’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and cleaning thereof) of all personnel engaged in and reasonably necessary for the operation, maintenance, repair and access control of the Building Project and personnel who may provide traffic control relating to ingress and egress to and from the Building and parking areas serving the Building Project (collectively, the “Parking Area”) to the adjacent public streets (excluding, however, executive personnel of Landlord [but including the senior property manager and other on-site (i.e., located within the Building Project) employees, even if an executive of Landlord], and employees senior to the senior property manager, senior controller, senior accountant and senior engineer [i.e., the property manager, controller, accountant or engineer with the highest level of seniority irrespective of title]).

b. Common Area Costs (as hereinafter defined).

c. Cost of materials, supplies, tools and equipment for the Building Project.

d. Amounts paid for accounting services in preparing the statements required to be delivered by Landlord under the provisions of this Article.

e. Cost of all maintenance and service agreements for the Building Project and the equipment therein, including but not limited to, access control, service, window cleaning, elevator maintenance, janitorial services and cleaning.

f. Premiums paid by Landlord for insurance for the Building Project.

g. Cost of painting or otherwise decorating any part of the Building, excluding, however, any space contained therein which is leased to tenants.

h. Holiday decorations for the public portions and the exterior of the Building and the Common Areas.

i. Sales, use and excise taxes paid by Landlord on goods and services purchased or provided by Landlord to manage, operate and maintain the Building Project.

j. License, permit and inspection fees solely related to the Building Project.

k. Reasonable legal fees and disbursements incurred in connection with routine management and operation of the Building Project.

l. Cost of fuel, gas, water, power, electricity, lighting or other utilities required in connection with the operation and maintenance of the Building Project, including all tenant space.

m. Air conditioning, ventilation and heating (including, without limitation, repairs, maintenance and replacement of heating, ventilating and air conditioning equipment) for the Building.

n. An annual fee for management of the Building Project, not to exceed an amount equal to five percent (5%) of the revenues of the Buildings.

o. Such other expenses and costs whether or not herein mentioned which would be construed as an operating expense by an operator of first class building complexes.

The inclusion of any item in the definition of “Expenses” shall not be construed as requiring Landlord to perform any action or expend any sum unless Landlord is otherwise required to do so under any other provisions of the Lease.

(vi) Expenses shall not include the following:

a. Taxes which are separately covered in Article 4.

b. The cost of repairing any damage caused by hazards or casualty described in Landlord’s policies of fire insurance and extended coverage endorsements covering the Buildings or caused by condemnation.

c. Renovating or leasing space for tenants.

d. Expenses of painting and decorating the Premises and the premises of other tenants.

e. Depreciation of the Buildings.

f. Cost of capital improvements, except those which under generally accepted accounting principles are expensed or regarded as deferred expenses and except for capital expenditures required by law, in either of which cases the cost thereof shall be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, on a straight line basis, to the extent that such items are amortized over their useful lives as determined by generally accepted accounting principles, with an interest factor equal to the prime rate of J.P. Morgan Chase Bank at the time of Landlord’s having incurred said expenditure.

g. Interest on debt and/or amortization payments or any other payments under any mortgage and rental under any ground or underlying lease.

h. Real estate brokerage commissions, advertising costs and other leasing related expenses.

i. Landlord’s income or franchise taxes.

j. Any expense reimbursable to Landlord by a tenant or by insurance.

If Landlord shall purchase any item of capital equipment or make any capital expenditure which actually result in savings or reductions in Expenses, or which is incurred in connection with Landlord’s obligation to comply with Governmental Requirements not in effect on the Commencement Date, then the costs for same shall be included in Expenses. The cost of capital equipment or capital expenditures are so to be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, on a straight line basis, to the extent that such items are amortized over their useful lives as determined by generally accepted accounting principles, with an interest factor equal to the prime rate of J.P. Morgan Chase Bank If Landlord shall lease any such item of capital equipment which actually result in savings or reductions in Expenses, then the Rent and other costs paid pursuant to such leasing shall be included in Expenses for the Comparative Year in which they were incurred.

With regard to each of the Controllable Expenses, for each calendar year after 2021, Expenses shall include the lower of the Controllable Expense for the calendar year or 105% of the Controllable Expense for the preceding calendar year.

(b) (i) If the Expenses for any Comparative Year shall be greater than the Expense Base Factor, Tenant shall pay to Landlord, as additional rent for such Comparative Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Expenses for such Comparative Year over the Expense Base Factor (such amount being hereinafter called the “Expense Payment”).

Following the expiration of each Comparative Year, Landlord shall submit to Tenant a statement, certified by Landlord, setting forth the Expense Payment, if any, due to Landlord from Tenant for such Comparative Year. If such statement shows an Expense Payment due from Tenant to Landlord with respect to the preceding Comparative Year then Tenant shall pay to Landlord, as additional rent, (a) any unpaid portion of the Expense Payment within ten (10) days after receipt of such statement; and (b) within ten (10) days after receipt of such statement, an amount equal to one-twelfth (1/12) of the Expense Payment for the preceding Comparative Year multiplied by the number of months of the current Comparative Year which shall have elapsed prior to payment of such amount, less any portion thereof already paid; and (c) commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered, an amount equal to one-twelfth (1/12th) of the Expense Payment. The aforesaid monthly payments based on the total Expense Payment for the preceding Comparative Year shall be adjusted to reflect, if Landlord can reasonably so estimate, known increases in rates, for the current Comparative Year, applicable to the categories involved in computing Expenses, whenever such increases become known prior to or during such current Comparative Year. Notwithstanding the foregoing, Landlord’s estimated Expenses for the current Comparative Year may be in an amount equal to 110% of the Expenses for the preceding calendar year. The payments required to be made under (b) and (c) above shall be credited toward the Expense Payment due from Tenant for the then current Comparative Year, subject to adjustment as and when the statement for such current Comparative Year is rendered by Landlord.

(ii) In no event shall the Base Rent under this Lease be reduced by virtue of this Article.

(iii) Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default) whether the same be the date hereinabove set forth for the expiration of the term or any prior or subsequent date, a proportionate share of said Expense Payment for the Comparative Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid.

(iv) Landlord’s and Tenant’s obligation to make the adjustments referred to in subdivision (i) above shall survive any expiration or termination of this Lease.

(v) Any delay or failure of Landlord in billing any expense escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such expense escalation hereunder.

(vi) Tenant shall have no obligation to make any Expense Payment for any time period prior to the Rent Commencement Date.

Section 5.02. (a) “Common Areas” shall mean all areas, space, facilities, equipment and signs, to the extent made available for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building Project and their respective employees, agents, subtenants, concessionaires, licensees, customers, and other invitees, including but not limited to the parking facilities, driveways, exterior and interior ramps, truckways, delivery facilities, truck loading areas, roads, walkways, atriums, entranceways, landscaped and planted areas, all amenities provided to tenants, their employees and visitors, as Landlord shall deem appropriate. Tenant agrees that Landlord may, at any time and from time to time, increase, reduce or change the number, type, size, location, elevation, nature and use of any of the Common Areas, relocate entrances and exits, make installations therein, move and remove the same and erect buildings anywhere in the Building Project.

(b) Tenant and its officers, employees, agents, customers and invitees shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas, subject to such reasonable rules and regulations as Landlord may from time to time impose, including the designation of specific areas in which vehicles owned or operated by Tenant, its officers, employees and agents must be parked and the prohibition of the parking of any such vehicles in any other part of the Common Areas and in the parking facilities. In the event Tenant, its officers, employees and agents park in other than such designated areas, Tenant agrees to pay Landlord a parking fee of $50.00 per car per occurrence. Landlord may cause to be towed away, at Tenant’s expense, any such vehicles which are parked in Common Areas in violation of such rules and regulations, and Tenant waives liability of Landlord to Tenant in the event that such towing is done. Tenant further agrees, after notice thereof, to abide by such reasonable rules and regulations and to use its best efforts to cause its officers, employees, agents, customers and invitees to conform thereto. During the Term hereof, provided Tenant is not then in default hereunder Tenant shall have the use of fourteen (14) unreserved surface parking spaces located in the parking area of the Building, free of charge, for use by Tenant’s employees and Tenant’s invitees and contractors for parking while using the Premises. The parking spaces shall be in the vicinity of the Building designated by Landlord and approved by Tenant, approval not to be unreasonably withheld. Landlord may at any time close temporarily any Common Area to make repairs or changes therein or to effect construction, repairs or changes within the Building Project, to prevent the acquisition of public rights in such area, or to discourage unauthorized parking, and may do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience thereof. Tenant shall upon request promptly furnish to Landlord the license numbers of the cars operated by Tenant and its officers, directors and employees. Notwithstanding the foregoing, it is agreed that (i) Landlord has made no representations or warranties with respect to the parking area, the number of spaces located therein or access thereto; (ii) Landlord reserves the right to reduce the number of spaces in the parking area (garage and non-garage) by not more than ten percent (10%) of the then number of parking area spaces in the parking area and/or change access thereto; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent (or any part thereof); and (iii) Landlord has no obligation to provide a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same. Notwithstanding the aforesaid, Tenant’s visitors shall have the right to use short-term unreserved parking spaces, at no charge, but subject to availability

(c) “Common Area Costs” shall mean all sums incurred in a manner deemed by Landlord to be appropriate and in the best interests of the Building Project in connection with the operation, maintenance and repair of the Common Areas, including but not limited to, the costs and expenses of:

(i) Operating, repairing, maintaining, replacing, lighting (including the cost of electricity therefor), cleaning, painting, repaving, striping, and removal of debris from the Common Areas; removing garbage and trash from the Building Project; installing, maintaining, repairing and replacing curbs, paving, walkways, utility systems, security systems including policing and guards, lighting systems, (including poles, bulbs and fixtures) and any Building Project signs and traffic control devices;

(ii) Interior and exterior planting, replanting and replacing of flowers, shrubbery, plants, trees and other landscaping, and all water used to irrigate flowers, shrubbery, plants, trees and other landscaping, located in or on the Common Areas;

(iii) Maintenance, replacement, repair, inspection and depreciation of all machinery and equipment used in the operation and maintenance of the Common Areas and all personal property taxes and other charges incurred in connection with such equipment;

(iv) All license and permit fees and any and all parking surcharges that may result from any environmental or other laws, rules, regulations, guidelines or orders; the cost of obtaining and operating public transportation, if the same are required by any environmental or other law, rule, regulation, guideline or order; and federal, state or local governmental air and environmental standards, and all costs and expenses incurred in connection with obtaining any of the foregoing;

(v) Music program services and loudspeaker systems (whether rented or purchased), including the electricity therefor;

(vi) On-site personnel, including without limitation the Building Project manager, manager’s staff, bookkeepers, accountants, security, traffic and maintenance people to implement the operation, maintenance and repair of the Common Areas (including without limitation, uniforms and replacements thereof, the payroll taxes and employee benefits of such personnel).

Article 6

Late Charge - Interest

Section 6.01. If Rent is not paid within five (5) days from the date due, Tenant shall pay to Landlord a late charge of four (4%) percent of the amount delinquent. Landlord and Tenant recognize that the expenses and damages which Landlord would suffer as a result of Tenant’s failure to pay Rent to Landlord promptly when due are difficult to ascertain and that said late charge represents a fair and reasonable estimate of the expenses and damages which Landlord would suffer or incur in the event of Tenant’s late payment. The provisions of this Section 6.01 shall not relieve Tenant from payment of Rent at a time and in the manner specified in this Lease, nor shall this Section 6.01 affect the rights of Landlord under Section 6.02 (Interest) or Article 23 (Remedies).

Section 6.02. If Tenant fails to pay any Rent within five (5) days after its due date, Tenant shall pay interest thereon from the date due until the date paid at the rate of 1½% per month or the highest rate allowed, whichever is less. If any check of Tenant in payment of any sum due under this lease, including but not limited to Rent, fails to clear the bank, Tenant shall pay a charge of $300.00.

Article 7

Security Deposit

Section 7.01. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the sum of $32,730.00 (the “Security Amount”) by cash or Letter of Credit as provided in Section 7.02, as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Tenant agrees that, in the event that Tenant defaults in respect of any of the terms, provisions and conditions of this Lease (including the payment of Base Rent and Additional Rent) beyond applicable notice and cure periods, Landlord may notify the “Issuing Bank” (as such term is defined in Section 7.02) and thereupon receive all or a portion of the monies represented by the Letter of Credit. Landlord may use, apply, or retain the whole or any part of such Security Amount, to the extent required for the payment of any rent, additional rent, or any other sum as to which Tenant is in default beyond applicable notice and cure periods, or for any sum that Landlord may expend or may be required to expend by reason of Tenant’s default, in respect of any of the terms, covenants and conditions of this Lease (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). In the event that Landlord applies or retains any portion or all of the proceeds of such Security Amount, Tenant shall, within five (5) days after demand by Landlord which may be via email, restore the amount so applied or retained. If Tenant shall fail or refuse to make such additional deposit, Landlord shall have the same rights in law and in equity and under this Lease as it has with respect to a default by Tenant in the payment of Base Rent. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant within thirty (30) days after the expiration date of the Term and after delivery of possession of the entire Premises to Landlord in the condition provided in this Lease for such delivery of possession.

Section 7.02. Such letter of credit (the “Letter of Credit”) shall be a clean, irrevocable and unconditional Letter of Credit issued by any commercial bank (the “Issuing Bank”) with offices for banking purposes in the City of New York and having a net worth of not less than $50 billion, which may be drawn upon by a clean sight draft, and which Letter of Credit shall have an initial term of not less than one year and thereafter having a final expiry date of not earlier than ninety (90) days following the expiration of the Term, shall permit multiple drawings, shall be transferable by the beneficiary at one or more occasions at no charge to the beneficiary and otherwise be in form and content satisfactory to Landlord, be for the account of Landlord and be in the amount of the Security Amount. Notwithstanding the foregoing, if at any time the net worth of the Issuing Bank is less than $50 billion or its rating is downgraded from its current rating and Landlord delivers notice to Tenant (which may be via email) of either of the foregoing events, Tenant shall replace the existing Letter of Credit with a Letter of Credit meeting the criteria of Section 7.02 within fifteen (15) days after receipt of such notice. If Tenant fails to replace the existing Letter of Credit in the manner described in the preceding sentence, Landlord shall have the right to draw down the entire proceeds and hold the same as cash security pending the replacement of such Letter of Credit.

The Letter of Credit shall provide that:

(a) the Issuing Bank shall pay to Landlord or its duly authorized representative an amount, which may be in multiple or partial drawings of up to the face amount of the Letter of Credit upon presentation of the Letter of Credit with a sight draft in the amount to be drawn;

(b) it will automatically renew, without amendment, for consecutive periods of one (1) year each thereafter during the Term, unless the Issuing Bank sends written notice (hereinafter referred to as the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested or by nationally recognized overnight courier, not less than ninety (90) days preceding the next expiration date of the Letter of Credit that it elects not to have the Letter of Credit renewed, and it being agreed that the giving of such Non-Renewal Notice shall for the purpose of this Article 7 be deemed a default under this Lease, permitting Landlord, if Tenant does not replace the Letter of Credit with a substitute Letter of Credit meeting the criteria of this Section 7.02 within fifteen (15) days after receipt of such Non-Renewal Notice, to draw down the entire proceeds pursuant to the terms of Section 7.01 and hold the same as cash security pending Tenant replacing the Letter of Credit with a substitute Letter of Credit meeting the criteria of this Section 7.02;

(c) In addition to being permitted to draw upon the Letter of Credit pursuant to this Article, Landlord shall be permitted to draw the Letter of Credit by means of a sight draft and to hold the proceeds as cash security pursuant to Section 7.01 of the Lease in the event one or more of the following occurs:

(i) at any time the net worth of the Issuing Bank is less than $50 billion or the Issuing Bank’s rating is downgraded from its current rating and Tenant does not replace the Letter of Credit with one conforming to the requirements of this Section pursuant to Section 7.02; or

(ii) the Issuing Bank gives a Non-Renewal Notice and Tenant fails to replace the Letter of Credit with a substitute Letter of Credit conforming to this Section, at least fifteen (15) days after receipt of such Non-renewal Notice; or

(iii) the Letter of Credit will expire in sixty (60) days or less (other than because the expiry date occurs on or after the ninetieth (90th) day after the end of the Term in accordance with this Section) and Landlord has not then received either a new original Letter of Credit executed by an Issuing Bank conforming to the requirements of this Article or an original amendment to the Letter of Credit executed by the Issuing Bank which causes the existing Letter of Credit to conform to the requirements of this Article;

(d) upon Landlord’s sale of the fee as fee owner or assignment of its estate, as tenant under any ground or underlying lease, the Letter of Credit shall be transferable by Landlord, as provided in Section 7.03, without charge to Landlord;

(e) if the original Letter of Credit is lost, stolen, mutilated or destroyed, the Issuing Bank will issue a duplicate original Letter of Credit upon receipt from Landlord of an executed lost Letter of Credit affidavit and indemnity agreement satisfactory to Landlord and without charge to Landlord;

(f) a sight draft may also be made by facsimile or email transmission; and

(g) if the Tenant, as applicant for the Letter of Credit, fails to pay any imposed fees for any of 7.02 (a) through (f), that the Issuing Bank shall not delay any of the obligations set forth herein.

Section 7.03. In the event Landlord’s estate, whether as fee owner or as tenant under any ground or underlying Lease is transferred, or a transfer occurs by or through a transfer between/among a Landlord entity, Landlord shall have the right to transfer the Security Amount then held by Landlord to the transferee, and upon delivery to Tenant of an acknowledgment from the new landlord of its receipt of such Security Amount, Landlord shall thereupon be released by Tenant from all liability for the return of such Security Amount and Tenant shall look solely to the new Landlord for the return of said Security Amount. It is agreed that the provisions hereof shall apply to every transfer made of the Security Amount to a new Landlord.

Section 7.04. Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit deposited hereunder as security, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

Section 7.05. The use of the security, as provided in this Article, shall not be deemed or construed as a waiver of Tenant’s default or as a waiver of any other rights and remedies to which Landlord may be entitled under the provisions of this Lease by reason of such default, it being intended that Landlord’s rights to use the whole or any part of the security shall be in addition to but not in limitation of any such other rights and remedies; and Landlord may exercise any of such other rights and remedies independent of or in conjunction with its rights under this Article.

Section 7.06. Intentionally deleted.

Article 8

Use of Premises and Building

Section 8.01. Tenant shall use and occupy the Premises only for general, executive and administrative offices in compliance with all applicable laws, rules and regulations and for uses incidental thereto, and for no other purpose. Access to the Premises shall be permitted by Tenant only to Tenant and its employees, agents and invitees. Landlord hereby reserves the right to exclude from the Building any person whom it may consider an improper person or whose presence it considers detrimental to the Building or to Landlord or to any tenants or occupants of the Building. Landlord may (but is not obligated to) establish such reasonable guard services, control desks or other controls throughout the Building as necessary to enforce these provisions.

Section 8.02. Notwithstanding the provisions of Section 8.01, Tenant shall not use or allow the use of the Premises or any part thereof (1) for the cooking and/or sale of food; (2) for storage or sale of any alcoholic beverage in the Premises; (3) for the storage and/or sale of any product or material from the Premises; (4) for manufacturing or printing purposes (other than such incidental printing as Tenant may perform in connection with the conduct of its usual operation); (5) for the conduct of a school or training facility or similar type of business which results in the presence of the general public in the Premises; (6) for the conduct of the business of an employment agency or personnel agency; (7) for the conduct of any public auction or public exhibition; (8) for occupancy by a foreign, United States, state, municipal or other governmental or quasi-governmental body, agency or department or any authority or other entity which is affiliated therewith or controlled thereby and which has diplomatic or sovereign immunity or the like with respect to a commercial lease; (9) for messenger or delivery service (excluding Tenant’s own employees or outside services); (10) as a public stenographer or typist; (11) as a telephone or cellular telephone company; (12) as a company engaged in the business of renting office(s) or desk space in the Premises; (13) as medical offices or a laboratory; (14) as a travel agency; (15) as a dating service; (16) as a restaurant; (17) as a night club, discotheque, arcade or like kind establishments; (18) as a public or quasi-public health facility, radiation treatment facility, methadone clinic or other drug related clinic, abortion clinic, or for any practice conducted in or through the format of a clinic; (19) as a pawn shop; (20) as an off-track betting parlor; (21) as a homeless shelter, soup kitchen or similar use; (22) for the sale or display or pornographic products or services; (23) for the use or storage of flammable liquids or chemicals (unless incidental to a permitted use); (24) as a funeral parlor; (25) for the sale or grooming of pets; (26) for any form of spiritualist services, such a fortune telling or reading; (27) as a real estate brokerage company, leasing office or rental agency. Furthermore, the Premises shall not be used for any purpose that would, in Landlord’s reasonable judgment, tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, air-conditioning, cleaning or any other services of the Building, interfere with the use of the other areas of the Building by any other tenants, or impair the appearance of the Building. Neither Tenant nor any person within Tenant’s control shall use, generate, store, treat and/or dispose of any Hazardous Materials (as hereinafter defined) in, on, under or about the Premises.

Section 8.03. If any governmental license or permit, other than a Certificate of Occupancy or any license or permit is required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, and if failure to secure such license or permit would in any way affect Landlord, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant shall at all times comply with the terms and conditions of each such license or permit.

Section 8.04. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

Section 8.05. (a) Business machines and mechanical equipment belonging to Tenant which cause noise, vibration or any other nuisance that may be transmitted to the structure or other portions of the Building or to the Premises, to such a degree as to be objectionable to Landlord or which interferes with the use or enjoyment by other tenants of their premises or the public portions of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber or spring type vibration eliminators sufficient to eliminate such objectionable or interfering noise or vibration.

(b) Tenant acknowledges that the normal operation of the Building of other tenants in the Building may result in ambient noise and vibrations within the Premises and that the level of ambient noise and vibration will increase if Tenant elects not to have an acoustical ceiling system in the Premises and/or if Tenant elects not to have carpeting or another similar floor treatment in the Premises. Accordingly, in such event, and notwithstanding anything to the contrary contained in this Lease, Tenant (rather than Landlord) shall be responsible for the installation of any soundproofing or other materials in the Premises that may be required in order to reduce such ambient noise and/or vibration to a level satisfactory to Tenant.

Section 8.06. Section 8.06. Tenant shall not paint or install any signs on the interior or exterior doors or windows of the Premises or any other surface visible to a common or public area, or install anything inside the exterior windows of the Premises that is visible from the outside of the Building, or otherwise install any electrically lighted signs in the Premises, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. Subject to Landlord’s approval, which shall not be unreasonably withheld or delayed, Tenant shall have the right to one (1) Building standard sign in the elevator lobby on the floor of the Building on which the Premises is located, at Tenant’s expense. No fixtures or objects shall be placed in any location other than within the Premises.

Section 8.07. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering which Tenant has placed or permitted to be placed in or about the Premises or Building contrary to the provisions of this Section and, if Tenant fails to do so, Landlord may enter the Premises and remove the same at Tenant’s expense.

Section 8.08. All approved signs and lettering on the Premises shall be printed, painted, inscribed, lighted, or affixed at Tenant’s expense or by a person selected or approved by Landlord, in the quantity, size, style, location, content, color, and material acceptable to Landlord.

Section 8.09. Furniture, merchandise, and other bulky objects shall be brought into and removed from the Building only through the freight entrance loading docks and freight elevators, and the time and manner of movement of such objects shall be subject to the reasonable regulations of Landlord. No such objects shall be brought into or removed from the Building during any major market exhibition period without the prior written consent of Landlord. Tenant shall immediately remove all packing materials from all common areas, including freight elevators, lobbies and loading docks, or be subject to Additional Rent in connection with Landlord’s removal of same. All packing materials left for removal from the Premises by the janitorial service shall be broken down into pieces that are an easily disposable size. Tenant hereby assumes all risks and waives all claims against Landlord for any damage to any property or any injury to or death of any person arising in connection with Tenant’s use of the freight elevator and loading docks, and acknowledges and agrees the provisions of Article 12 (Indemnification) below shall apply in connection with all such use.

Section 8.10. The Premises shall be used solely for the purposes set forth in this Article and for no other use or purpose. Tenant shall not do or permit anything to be done in or about the Premises, nor shall Tenant bring or allow anything to be brought into the Premises, which will in any way increase the rate of any fire insurance or other insurance in any manner. Tenant also shall not do or suffer anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other occupants of the Building or injure or annoy said occupants, nor shall Tenant use or suffer the Premises to be used for any immoral, unlawful or objectionable purposes. In no event shall Tenant cause or suffer to be caused any nuisance in or about the Premises, and no loudspeakers or similar devices shall be used without the prior written approval of Landlord. Tenant further agrees not to commit or suffer to be committed any waste in or upon the Premises. Tenant shall not vacate or abandon the Premises. The provisions of this paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any other tenant or occupant of the Building.

Section 8.11. Tenant shall not do or permit to be done in or about the Premises, nor bring or keep or permit to be brought or kept in or about the Premises, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all of said governmental measures and also with the requirements of any building codes, health and safety codes, and board of fire underwriters, or other similar body now or hereafter constituted, insofar as any of the aforesaid requirements relate to or affect the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s alterations, additions or improvements. Without limiting the generality of the foregoing, Tenant shall be responsible for making any alterations or improvements to the Premises and for providing any auxiliary aids or services that may be required pursuant to the terms of the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101-12213, all regulations issued thereunder and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, together with similar Federal, state and local laws, as the same are in effect on the date hereof and may be hereafter modified, amended or supplemented (collectively referred to as “Disability Laws” and “ADA”). The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party to such action, that Tenant has violated any governmental measures or requirements shall be conclusive of that fact as between Landlord and Tenant. Tenant shall indemnify, defend and hold Landlord harmless from any and all demands, claims, losses, costs or damages, including, without limitation, reasonable attorneys’ fees, suffered or incurred by Landlord as a result of Tenant’s failure to perform the covenants contained in this Section. Tenant’s failure to comply with any applicable law, order, ordinance, rule or regulation shall be a material event of default under this Lease if such failure continues beyond a reasonable time after Tenant has Notice thereof. The provisions of this Section shall survive the Expiration Date or earlier termination of this Lease with respect to any noncompliance occurring prior to such Expiration Date or such earlier termination of this Lease. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises.

Section 8.12. Tenant agrees that during the Term, Tenant shall not use, dispose, store, generate, leak, treat, manufacture, import, handle, process, or release any Hazardous Materials (as defined below) on, from or under the Premises or the Building or Land (individually and collectively, “Hazardous Use”) except to the extent that, and in accordance with such conditions as, Landlord may have previously approved in writing in its sole and absolute discretion and in compliance with Environmental Laws (as defined below). It is further agreed that Tenant shall be entitled to use and store only those Hazardous Materials which are (i) set forth in a list prepared by Tenant and approved in writing by Landlord, (ii) necessary for Tenant’s business, but then only in the amounts and for the purposes previously disclosed in writing to and approved in writing by Landlord, and (iii) in full compliance with all Environmental Laws and all judicial and administrative decisions pertaining to such Environmental Laws. For the purposes of this Article, the term Hazardous Use shall include Hazardous Use(s) on, from or under the Premises by any of the Tenant Parties described in Article 13, whether known or unknown to Tenant. “Environmental Laws” means 33 U.S.C. Section 1251 et seq., 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 7401 et seq., 42 U.S.C. Section 9601 et seq., or any successor(s) thereto, and all other local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, air or water quality, air emissions soil or ground conditions or other environmental matters of any kind. Tenant, at its expense, shall comply with all such Environmental Laws solely with respect to the Premises and its business and operations. Tenant shall inform Landlord of any actual, suspected or threatened violation of any Environmental Law with respect to the Premises or any actual, suspected, or threatened Hazardous Material activity on, at, in, under or above the Premises and any litigation, claim, demand, proceeding, enforcement action, regulatory action or investigation arising from any actual, suspected or threatened condition arising from any other environmental matter, or any such litigation, claim, proceeding or investigation that is suspected or threatened. “Hazardous Materials” means any wastes, materials or substances (whether in the form of liquids, solids or gas, and whether or not air-borne), which are or are deemed to be (1) pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful, injurious, noxious or a nuisance, or which present a risk to public health or to the environment, or which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, including, without limitation, any such items or substances which are or may become regulated by any of the Environmental Laws; or (2) a pesticide, petroleum (including crude oil or any fraction thereof), asbestos or any asbestos-containing material, a polychlorinated biphenyl, radioactive material, or urea formaldehyde. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances or Materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. Tenant’s obligations and liabilities under this Section shall survive the Expiration Date or earlier termination of this Lease. In no event shall Tenant be liable for any costs, losses or claims due to the presence of hazardous materials in the Premises (i) which were placed in the Premises prior to Tenant’s occupancy (other than as a result of Tenant’s acts or omissions), or (ii) placed in the Premises due to the acts or omissions of Landlord or Landlord’s contractors, or any persons or parties other than Tenant and persons acting under Tenant.

Section 8.13. Tenant shall faithfully comply with the reasonable rules and regulations for the Building, a current copy of which is attached to this Lease as Schedule C (“Rules and Regulations”), together with all modifications and additions to such Rules and Regulations as may be adopted by Landlord from time to time in writing. Landlord shall not be responsible for the non-performance by any other tenant or occupant of the Building of any of said Rules and Regulations. Landlord agrees to enforce the Rules and Regulations in a reasonably non-discriminatory manner.

Section 8.14. During the term of this Lease, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to emergencies, security and governmental requirements.

Article 9

Services and Utilities

Section 9.01. Provided Tenant is not in default under any of the terms, covenants and conditions of this Lease, the Rules and Regulations of the Building, and subject to all applicable provisions contained elsewhere in this Lease, Landlord shall furnish to the Premises, the following services:

(a) Normal ventilation and air conditioning during the periods from 7:00 A.M. to 6:00 P.M. each business day and from 8:00 A.M. to 1:00 P.M. on Saturdays (excepting Sundays and holidays), as required in the reasonable judgment of Landlord, for comfortable use and occupancy of the Premises, subject to any Rules and Regulations of any local, state or any other government authority.

(b) Passenger and freight elevator service through use of existing facilities.

(c) Landlord shall cause the Premises to be cleaned in a Building Standard manner. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (a) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantity of interior glass surfaces, (iv) non-building standard materials or finishes installed by Tenant or at its request, and (b) removal from the Premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises as reasonably required for the purpose of cleaning the Premises in accordance with Landlord obligations hereunder. If, however, any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant’s expense, in a manner reasonably satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant, at its own cost, may utilize its own employees or award a contract to outside contractors approved by Landlord to perform cleaning services in the Premises, provided such employees or outside contractors do not cause any labor disruption or dispute. However, prior to making such award, Tenant shall inform Landlord of the terms upon which such contractor shall provide such cleaning services and, in the event that Landlord’s designated contractor can provided such cleaning services on equal or better terms, Tenant shall award such contract to Landlord’s designated contractor. Tenant shall pay for the cost of the services performed by such designated contractor with ten (10) days after being billed.

Section 9.02. In the event any Building services are used in excess of the days and hours set forth in Section 9.01 above by reason of Tenant’s longer hours, additional business days, or use different than other tenants of the Building, Tenant shall pay Landlord monthly for such additional usage as Additional Rent upon Landlord’s presentation of invoices. In addition, Tenant shall pay the cost of any power usage by Tenant that is in excess of the wattage allowance. For purposes of this Article, the term “wattage allowance” shall mean the product obtained by multiplying the Premises usable lease space by five (5) watts per usable square foot. Tenant shall also pay the cost of any transformers, additional risers, panel boards and other facilities, if and to the extent required to furnish power for lighting and office equipment with a combined connected load in excess of the wattage allowance. Tenant shall pay to Landlord the cost of any meters and their installation and maintenance, any additional cost incurred by Landlord in accounting for the resources consumed, and for the amount of the additional resources consumed at the rates charged by the public utility or agency furnishing the same. Tenant shall also pay any additional costs, including without limitation, administrative costs and the cost of security and other personnel, incurred by Landlord in connection with such excess usage.

Section 9.03. If Tenant shall request Landlord to provide any additional services or perform any work not required under this Lease, inclusive of, but not limited to: (a) providing after hours air conditioning or ventilation; or (b) providing after hours elevator service; and Landlord agrees to provide or perform the same, then Tenant shall pay the Landlord the agreed upon charges therefor at the Building’s standard rate then being charged to tenants in the Building prior to Landlord’s providing such additional services or performing additional work. Such charges shall be deemed Additional Rent.

Section 9.04. Landlord shall not be liable for any failure to provide or for any reduction in any of the above services or utilities if such failure or reduction is caused by the making of repairs or improvements to the Premises or to the Building, the installation of equipment, Acts of God or the elements, labor disturbances of any character, or any other accidents or conditions whatsoever beyond the reasonable control of Landlord, or rationing or restrictions on the use of said services and utilities due to energy shortages or other causes, whether or not any of the above result from acts or omissions of Landlord. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental bodies or utilities suppliers in reducing energy or other resources consumption, other than as may be expressly set forth in this Lease.

Section 9.05. Initially, Landlord shall provide to Tenant, without charge, five (5) listings on the lobby Building directory and, thereafter, edits to such listings.  Subject to Landlord’s consent which shall not be unreasonably withheld, Tenant, at its expense, may place a sign on its entry door (or, if Building-wide standard, on the wall next to the entry door).

Section 9.06. Additional services requested by Tenant (which may be made by email and authorized by Tenant’s officers, principals, employees, and contractors) may be provided to Tenant by an affiliate of Landlord on terms and conditions as may be agreed to between Tenant and such affiliate.  The charges for such services may be invoiced either by Landlord or such affiliate and, if required by Landlord, shall be paid in advance. Regardless of the invoicing party, Tenant acknowledges that Landlord is authorized as the affiliate’s agent (for the account of the affiliate) to collect such charges, and enforce the collection of such the charges, as additional rent, and in the event of any late payment or nonpayment of the same, Landlord shall have, with respect thereto, all the rights and remedies under the Lease afforded to Landlord with respect to a late payment or nonpayment of additional rent.

Article 10

Electricity

Section 10.01.

(a) Landlord shall furnish electric energy on a rent inclusion basis to the Premises, the charges therefor being included in the Base Rent. The amount included in the Base Rent is based upon the normal use of such electric energy between the hours of 7:00 A.M. to 6:00 P.M. on Mondays through Fridays and 8:00 A.M. to 1:00 P.M. on Saturdays, excepting Sundays and holidays, for lighting and for the normal use of lamps, typewriters, personal computers and similar customary office machines. Landlord shall not be liable in any way for any loss, damage or expense that Tenant may sustain or incur by reason of any failure, change, interruption or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the Electric Service Provider or Alternate Service Provider (as said terms are hereinafter defined) serving the Building with electricity and no such failure, change, interruption or defect shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement of Base Rent or additional rent or relieve Tenant of its obligations under this Lease, unless any such failure, change, interruption or defect shall be caused by Landlord’s gross negligence or willful misconduct. Tenant shall furnish and install, at its sole cost and expense, all lighting fixtures, tubes, lamps, bulbs, ballasts and outlets relating to Tenant’s electrical equipment.

(b) Landlord has advised Tenant that presently Florida Power & Light (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the term of this Lease to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider.

(c) Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.

Section 10.02. Tenant’s connected electrical load in the Premises, including lighting, shall not at any time exceed the capacity of any of the electrical conductors and equipment in or servicing the Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, connect any additional fixtures, appliances or equipment (other than as set forth in Section 10.01) or make any alteration or addition to the electric system of the Premises existing on the Commencement Date. Should Landlord grant such consent, all additional risers, transformers, panel boards and other equipment required therefor, shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. As a condition to granting such consent, Landlord may require Tenant to agree to an increase in the annual Base Rent by an amount which will reflect the value to Tenant of the additional service to be furnished by Landlord, that is the potential additional electrical energy to be made available to Tenant based upon the estimated additional capacity of such additional risers or other equipment. If Landlord and Tenant cannot agree thereon, the amount of such increase shall be determined by a reputable, independent electrical engineer or consultant, to be selected by Landlord whose fees or charges shall be paid by Tenant.

Section 10.03. If, during the term of this Lease, the public utility rate for the supply of electric current to the Building shall be increased or if there shall be an increase in taxes or if additional taxes shall be imposed upon the sale or furnishing of such electric energy (hereafter collectively as the “cost”) the annual Base Rent shall be increased by an amount arrived at by multiplying $12,344.50 (or the sum to which said sum may have been increased pursuant to the provisions of Section 10.02 and Section 10.03 prior to the effective date of the cost increases; such sum being referred to herein as the “Rent Inclusion Factor”) by the percentage of the increase of such cost. When the amount of such increase is so determined, Landlord and Tenant shall execute an agreement supplementary hereto to reflect such increase in the amount of the Base Rent payable and effective from the effective date of such increase, but such increase shall be effective from such date whether or not such a supplementary agreement is executed. The Rent Inclusion Factor as of the date of this Lease has been incorporated into the annual Base Rent for each Year of the Term. Accordingly, if the Rent Inclusion Factor is increased pursuant to the provision of this Section, the Base Rent payable for the remainder of the Term shall be increased accordingly and shall reflect such increase and any prior increases pursuant to this Section.

Section 10.04. If and so long as Landlord provides electricity to the Premises on a submetering basis as provided in Section 10.05 below, Tenant shall purchase the same from Landlord or Landlord’s designated agent at charges, and under terms and rates, set from time to time during the term by Landlord, but not more than what Tenant would pay for such consumption of electricity if it purchase such connected load and usage of electricity from the public utility servicing the Building pursuant to which Landlord purchases electric current for the Building plus all taxes and a fee equal to ten (10%) percent of such charges representing agreed upon administrative and overhead costs to Landlord. Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed separately in accordance with the rates herein. Bills therefor shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, additional rent within ten (10) days after the same are rendered.

Section 10.05. Landlord reserves the right, at any time upon thirty (30) days’ notice, to change its furnishing of electricity to Tenant from a rent inclusion basis to a submetering basis, or vice versa. Landlord reserves the right to discontinue furnishing electric energy on a rent inclusion basis, submetering or any other basis at any time, whether or not Tenant is in default under this Lease, upon not less than thirty (30) days’ notice to Tenant. If Landlord exercises such right of discontinuance, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant, and the Base Rent payable under this Lease shall be reduced by an amount per annum equal to the then prevailing Rent Inclusion Factor. If Landlord so elects to discontinue furnishing electric energy to Tenant, Tenant shall arrange to obtain electric energy directly from the public utility company furnishing electric service to the Building or the Alternate Service Provider. Notwithstanding the foregoing, Landlord shall not discontinue furnishing electric energy until Tenant is able to obtain such electric energy directly from said public utility or the Alternate Service Provider. Such electric energy may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that they are available, suitable and safe for such purposes. Unless required by reason of Landlord’s voluntary act, in which event the same shall be installed by Landlord at its expense, but maintained by Tenant at its expense. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company, and which are to be located within the Premises, shall be installed and maintained by Tenant at its expense.

Section 10.06. If any additional charge or tax is imposed upon Landlord with respect to electric energy furnished to Tenant by any federal, state or municipal authority, Tenant, unless prohibited by law or by any governmental authority having jurisdiction thereover, shall pay to Landlord, within ten (10) days following Landlord’s demand, accompanied by copies of all relevant bills or back-up documentation, Tenant’s pro rata share of such additional charge or tax, without mark-up to Landlord.

Section 10.07. At no time shall Tenant’s connected electrical load in the Premises, including lighting, exceed five (5) watts per usable square foot.

Article 11

Alterations

Section 11.01. Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises or any part thereof, including the attachment of any fixtures or equipment, without obtaining Landlord’s prior written consent. When applying for such consent, Tenant shall furnish complete plans and specifications for such alterations, additions or improvements.

Section 11.02. All alterations, additions, fixtures and improvements, whether temporary or permanent in character and regardless of whether made or installed pursuant to this Article or otherwise, that are made in or upon the Premises either by Landlord or Tenant, shall at once become part of the Premises and belong to Landlord and, at the end of the Term, shall remain on the Premises without compensation of any kind to Tenant except as otherwise provided in this Lease. Movable furniture, equipment, and fixtures that can be removed without substantial damage to the Premises, shall remain the property of Tenant. Notwithstanding any other provision contained in this Lease, Tenant agrees that it shall, upon Landlord’s request, at its sole cost and expense, promptly remove any Specialty Alterations (hereinafter defined) designated by Landlord to be removed and repair any damage to the Premises resulting from such removal prior to the Expiration Date. For purposes hereof, the term “Specialty Alterations” means any items identified by Landlord at the time it approves Tenant’s Work which are non-standard office space installation/improvement, including, without limitation, bathrooms, transportation systems (e.g. elevators and escalators), and internal stairwells, structural reinforcement for high density storage cabinets, editing suites, screening rooms, insert stages, gyms, vaults, raised floors, UPS equipment, other structural alterations or specialty mechanical, electrical and plumbing work not generally found in office space in a Class A office building in the vicinity of the Building Project. Notwithstanding the foregoing, Tenant, at its expense, shall cause all wiring and cabling (except such wiring and cabling referred to in the previous sentence) installed in the Premises by Tenant’s contractor to be removed on or before the Expiration Date of this Lease and shall repair any damage to the Premises caused by such removal. Upon the Expiration Date or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, together with all alterations, additions, fixtures, improvements and repairs which have been made thereto, in the same condition as delivered, ordinary wear and tear (other than that which could have been avoided by Tenant’s proper maintenance and repair of the Premises) and damage by fire, earthquake, Act of God or the elements excepted.

Section 11.03. Tenant shall provide to the Premises, at its sole cost and expense, all interior partitions, lighting fixtures, wall and floor coverings, painting and other interior improvements suitable for a first class Building, all of which shall be of the highest quality and design consistent with the standards generally observed by Landlord and the other tenants in the Building. All such improvements shall be made by a licensed and insured general contractor approved in writing by Landlord pursuant to plans and specifications, not to exceed 24” x 36” in size, approved in writing by Landlord in the manner set forth in Schedule B-1 and Schedule B-2 prior to the commencement of any work. In connection with any request by Tenant of Landlord that Landlord approve a contractor or subcontractor, Tenant shall cause the proposed contractor or subcontractor to complete and submit to Landlord such reasonable questionnaire, if any, as Landlord shall require as part of Landlord’s contractor integrity program. Thereafter, Tenant agrees to cooperate with Landlord in connection with the implementation of such program and to cause its contractors to comply therewith. Landlord reserves the right to engage its own engineer or architect to review the Tenant’s plans and specifications, and the cost of such professional fees shall be payable as Additional Rent by Tenant to Landlord within fifteen (15) days of Landlord’s written demand. Landlord’s approval of such plans and specifications shall not constitute an opinion or warranty that same are suitable, practical or in conformity with applicable building codes. All change orders must be approved in writing by Landlord. Tenant shall pay to Landlord an amount equal to ten (10%) percent of the cost of all Tenant’s work, excluding Tenant’s Initial Work (hereinafter defined) and Cosmetic Work (hereinafter defined), for supervision, coordination and other expenses incurred by Landlord in connection therewith. All work undertaken by or on behalf of Tenant shall comply with the terms set forth in Schedule B-1 and Schedule B-2, as the same may be amended by Landlord from time to time. Tenant shall, at its sole cost and expense, obtain all necessary governmental or quasi-governmental permits, licenses and approvals associated with the alterations to be performed by or on behalf of Tenant. Landlord agrees, without cost to Landlord, to cooperate reasonably with Tenant in Tenant’s efforts in obtaining all necessary Building permits with respect to any work to be performed by Tenant in the Premises. Upon completion of any improvements, Tenant agrees to provide Landlord with a Final General Contractor’s Affidavit, pursuant to the Florida Construction’s Lien Law, Chapter 713 of the Florida Statutes, confirming that the general contractor and all subcontractors have been paid in full, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the improvements in both paper and electronic CAD (either DWF or DWG) formats. Notwithstanding the provisions of the Lease to the contrary, Tenant shall not be required to obtain Landlord’s consent for (x) those alterations which (i) do not require a building permit to meet any Governmental Requirements, (ii) do not affect the structure of the Building or the Building’s mechanical and electrical systems and (iii) the cost of which does not exceed $25,000.00 during any twelve (12) month period or (y) any painting, carpeting, or the installation of any cabling by Tenant (clauses (x) and (y) are hereinafter collectively referred to as “Cosmetic Work”).

Section 11.04. Except as may be otherwise provided in this Lease, all cost of construction shall be borne by Tenant. Construction costs shall include all direct and indirect costs of construction including, without limitation, costs of obtaining necessary permits, contractors’ fees, costs of materials, architects’ fees, utilities fees and charges, the costs associated with any additional heating, ventilating or air conditioning capacity required by Tenant, costs of complying with applicable building codes, including without limitation, compliance with ADA as more particularly described in Section 8.10, and all other costs associated with improving the Premises from their present state or making any other change or improvement to the Building or its services required by Tenant’s use or improvements. Without limiting the generality of the foregoing, in the event that, because the Premises and/or the Building as initially constructed do not comply with current building codes or other laws, including, without limitation, laws in connection with life-fire safety, physical handicap (including without limitation ADA), and/or hurricane safety, and Tenant incurs increased design or construction costs that it would not have incurred had the Premises and/or the Building been in compliance with such laws applicable to new construction as of the Commencement Date, such additional costs shall nonetheless be borne by Tenant.

Section 11.05. Landlord may enter upon the Premises from time to time to make those repairs or alterations to the Premises or the Building which it is obligated or wishes to make which shall include without limitation, the right to erect, use and maintain pipes and conduits in and through the walls, plenum or below the floors of the Premises. Landlord may place columns, shafts, vertical penetrations, electrical closets, mechanical closets or ducts in the Premises and Tenant’s Rental shall be reduced proportionately on a per square foot basis for any space in the Premises taken by Landlord. In any area in which there is a drop ceiling, the space between the upper face of the drop ceiling tile and the lower face of the floor slab immediately above the drop ceiling is referred to as the “plenum”. In any area in which there is no drop ceiling, all of the space that is below and within four feet of the lower face of the horizontal slab immediately above the floor of the area is referred to as the “plenum”. Notwithstanding the foregoing, Landlord may not take more than a total of ten (10%) percent of the Premises nor make any such improvements if such would substantially interfere with Tenant’s use of the Premises after their construction. Any such improvements shall be made by Landlord in a manner that is reasonably calculated not to disturb Tenant’s use and occupancy of the Premises the least, provided, however, that Landlord shall not be required to incur any additional cost or expense (such as overtime charges for work to be performed after hours or premium labor) in order to minimize the disruption to Tenant’s business. Landlord shall have the right, from time to time throughout the Term, in Landlord’s sole discretion and without incurring any liability to Tenant, and without it constituting an eviction, to change the appearance, size and/or arrangement of common areas and entrances to and exists from common areas, to expand, reduce or alter parking areas, and/or to temporarily block common areas for the purposes of maintenance, remodeling or expansion.

Section 11.06. Landlord has no obligation to alter, add to, improve, repair, remodel or paint the Premises except as specifically set forth in this Lease. Tenant shall, at all times during the Term of this Lease, at its sole cost and expense, keep the Premises and every part thereof, in good and sanitary order, condition and repair, ordinary wear and tear and damage thereto by fire, earthquake, Act of God or the elements excepted. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s sole expense, keep, maintain and replace as necessary, all floor coverings, interior exposed plumbing, exposed electrical wiring, fixtures and equipment and any other items located in the Premises, and shall procure any necessary service maintenance contracts for same, regardless of whether any of said items were installed or paid for by Landlord or Tenant. Tenant hereby waives all benefits of and rights under Florida Statute § 83.201 and under any similar law, statute, or ordinance now or hereafter in effect. All repairs shall include replacement or substitution where necessary and shall be at least equal to quality, class and value of the property repaired, replaced, or substituted and shall be done in a good and workmanlike manner. Notwithstanding the aforesaid, Tenant shall not be responsible for any maintenance or repair obligations to the extent same is an obligation of Landlord under Section 11.08 below.

Section 11.07. To the fullest extent permitted by law, Tenant waives all claims it may have against Landlord, and against the other Landlord Parties (as defined in Article 12), for injury or damage to person or property sustained by Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Building or any equipment or appurtenances being out of repair, or resulting, directly or indirectly, from any accident in or about the Building or from any act or neglect of any tenant or occupant of any part of the Building or of any other person, unless such damage is a result of the gross negligence or intentional tortious act of one or more of the Landlord Parties. All personal property belonging to Tenant or any occupant of the Premises that is located in or on any part of the Building shall be the sole risk and responsibility of Tenant or of such other person, and Landlord and the other Landlord Parties shall not be liable for any damage to such property or from the theft or misappropriation of such property, unless such damage, theft or misappropriation is a result of the gross negligence or intentional tortious act of one or more of the Landlord Parties. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to any property, or person, at any time in the Premises or the Building, from gas or electricity, or from water or rain, whether they may leak into, issue or flow from, any part of the Building, or from the pipes or heating or air conditioning apparatus of the same, if any, or from any other place.

Section 11.08. Landlord, at Landlord’s sole cost and expense, agrees to keep in good condition and repair all Common Areas, the foundations, exterior walls and windows, structural portions of the Building Project (including, without limitation, load-bearing walls, the floor slab, roof, roof membrane, gutters and downspouts), the elevators and the HVAC, mechanical, electrical, plumbing, fire protection, sprinkler, and life safety systems installed in and/or servicing the Building Project (excluding, however, any plumbing inside the Premises or any heating, air conditioning or lighting equipment in the Premises exclusively serving the Premises, which repair shall be Tenant’s sole responsibility), unless required to repair any damage or injury to the Building or any Building system or equipment caused by Tenant moving property in and out of the Building, or by installation or removal of personalty or resulting in damage from negligence of Tenant or contractors, customers, invitees, and visitors of Tenant, in which event, such repairs shall be made by Tenant at Tenant’s expense to the reasonable satisfaction of Landlord. Landlord shall undertake and perform necessary repairs or maintenance commencing as soon as practicable after receiving written notice of necessary repairs or maintenance from Tenant, and Landlord shall diligently and continuously pursue such maintenance or repair until completion.

Article 12

Liens

Section 12.01. Tenant shall not permit any mechanics’, materialmen’s or other liens to be filed against the real property of which the Premises form a part, nor against the Tenant’s leasehold interest in the Premises, arising out of any work performed, materials furnished or obligations incurred by Tenant. Without limiting the generality of the foregoing, Tenant shall, timely after Tenant’s receipt of any bills, invoices or statements from Tenant’s contractors or subcontractors, pay the same in full directly to the contractor(s) or subcontractor(s) to whom payment is due. Tenant shall also take all steps reasonably necessary to obtain appropriate mechanic’s lien releases when making such payments; provided, however, that Tenant shall have the right to reasonably contest the accuracy or legitimacy of such bills, invoices and statements by refusing to make payment when Tenant in good faith determines that payment is not due in whole or in part. In the event that Tenant does dispute or contest such bills, Tenant shall, promptly upon the written request of Landlord, record at Tenant’s sole cost and expense, a Mechanic’s Lien Release Bond to free the Premises from the applicable mechanic’s lien. If, because of any act or omission (or alleged act or omission) of Tenant any mechanic’s or other lien, charge or order for the payment of money shall be filed against the Premises or the Building or Landlord’s estate in the Building Project (whether or not such lien, charge or order is valid or enforceable as such), for work claimed to have been for, or materials furnished to, Tenant, Tenant, at Tenant’s expense, shall cause it to be canceled or discharged of record by bonding or otherwise within twenty-five (25) days after such filing, and Tenant shall indemnify Landlord against and save Landlord harmless from and shall pay all reasonable costs, expenses, losses, fines and penalties, including, without limitation, reasonable attorneys’ fees, resulting therefrom. Any bond posted by Tenant shall comply with the requirements set forth in Florida Statute § 713.24, as amended from time to time. If Tenant fails to do so, Landlord may, without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any obligations, cause such liens to be released by any means it deems proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord, upon demand, any sum paid by Landlord to remove such liens together with Landlord’s costs and attorneys’ fees and interest on said sums at the rate set forth in Section 6.02.

Section 12.02. Subject to Section 12.01, Tenant may contest any claim of lien provided, however, that Tenant’s right to contest shall apply only until a final judgment is rendered in any proceeding brought to enforce or foreclose the lien. If any judgment is obtained for a foreclosure of the lien, Landlord shall have the right to apply the bond or funds furnished by Tenant in satisfaction of the judgment.

Article 13

Indemnification

Section 13.01. For purposes of this Article, the term “Tenant Parties” refers singularly and collectively to Tenant and Tenant’s officers, directors, shareholders, members, managers, partners, agents, employees and independent contractors, as well as to all persons and entities claiming through any of these persons or entities. The term “Landlord Parties” refers singularly and collectively to Landlord, its mortgagees, and the partners, venturers, trustees, officers, directors, shareholders, members, managers, parents, subsidiaries and any other affiliated entities, representatives, assigns, licensees, beneficiaries, agents and employees of Landlord and its mortgagees.

Section 13.02. To the fullest extent permitted by law, Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless the Landlord Parties from and against all claims, demands, costs, losses, liabilities and damages, including without limitation, reasonable attorneys’ fees (individually, a “Claim” and collectively, “Claims”), from any cause arising out of or relating, directly or indirectly, to this Lease, the tenancy created under this Lease, or the Premises, including without limitation:

(a) The use or occupancy, or manner of use or occupancy, of the Premises or Building by the Tenant Parties:

(b) Any act, error, omission or negligence of any of the Tenant Parties or of any invitee, guest or licensee of Tenant in, on or about the Premises, the Building or the real property underlying same;

(c) Tenant’s conduct of its business;

(d) Any alterations, activities, work or things done, omitted, permitted, allowed or suffered by any of the Tenant Parties in, at or about the Premises or Building, including the violation of or failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, decrees or judgments in existence on the date of this Lease or enacted, promulgated or issued after the date of this Lease; and

(e) Any breach or default in performance of any obligation on Tenant’s part to be performed under this Lease, whether before or during the Lease Term or after the Expiration Date or earlier termination, including without limitation the provisions of Section 8.08.

Section 13.03. This indemnification shall extend to and include Claims for:

(a) Injury to any persons, including without limitation, death at any time resulting from such injury; and

(b) Loss of, injury or damage to, or destruction of, tangible property, including without limitation all loss of use resulting from such loss, injury damage or destruction.

Section 13.04. Notwithstanding the foregoing, the indemnification provided in this Article shall not apply to any of the Landlord Parties to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against any such Landlord Party was proximately caused by the gross negligence or willful misconduct of such Landlord Party.

Section 13.05. Tenant’s agreement to indemnify Landlord is not intended to and shall not:

(a) Restrict, limit or modify Tenant’s insurance and other obligations under this Lease, such indemnity covenants being independent of Tenant’s insurance and other obligations;

(b) Be restricted, limited or modified by Tenant’s compliance with the insurance requirements and other obligations under this Lease; or

(c) Relieve any insurance carrier of its obligations under policies required to be carried under this Lease, to the extent that such policies cover, or if carried would have covered, the matters subject to Tenant’s indemnification obligations.

Section 13.06. Landlord Parties shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise, except if due to the negligence or willful act of Landlord Parties. Landlord Parties shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, gas, electricity, water, rain or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by another cause of whatsoever nature, except if due to the negligence or willful act of Landlord Parties; nor shall Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any public or quasi-public work; nor shall Landlord parties be liable for any latent defect in the Premises or in the Building. If, at any time any windows of the Premises are permanently closed, darkened or bricked up by reason of the requirements of law or temporarily closed or darkened by reason of repairs, alterations or maintenance by Landlord Parties, Landlord Parties shall not be liable for any damage Tenant Parties may sustain thereby and Tenant Parties shall not be entitled to any compensation therefor nor abatement of Rent nor shall the same release Tenant Parties from its obligations hereunder nor constitute an eviction.

Section 13.07. The provisions of this Article shall survive the Expiration Date or earlier termination of this Lease until all claims against the Landlord Parties involving any of the indemnified matters are fully, finally and absolutely barred by the applicable statutes of limitations.

Article 14

Insurance

Section 14.01. Tenant shall purchase at its own expense and keep in force during the Term of this Lease (i) a policy of commercial general liability insurance, including blanket contractual liability, naming Landlord (and Landlord’s designees) as additional insureds, protecting and indemnifying Landlord and Tenant against any and all claims for public liability, bodily injury, personal injury, death, bodily injury and property damage occurring upon, in or about the Premises, and the public portions of the Building in connection with any act of Tenant, its employees, agents, contractors, customers, invitees and visitors, including, without limitation, personal injury, death and property damage resulting from any work performed by or on behalf of Tenant, in the amount of not less than $3,000,000.00 combined single limit for personal injury, death, bodily injury and property damage arising out of one occurrence or accident, such coverage may be provided through any combination of primary and excess insurance, (ii) all risk property insurance utilizing the special form including sprinkler damage, vandalism and malicious mischief and theft insurance, insuring of Tenant’s work, and the personal property, furniture, furnishings and fixtures belonging to Tenant located on the Premises for not less than one hundred (100%) of their full replacement value and including business income (business interruption) insurance which does not include an exclusion that would disable coverage for an incident triggered by an epidemic or pandemic; and (iii) workers’ compensation insurance, with coverage as required by the State of Florida. The aforesaid policies of insurance shall: (a) be issued by an insurance company which is reasonably acceptable to Landlord, licensed to do business in the State of Florida and rated not less than an A.M. Best Rating of “A-IX”; (b) provide that said insurance shall not be canceled unless thirty (30) days’ prior written notice shall have been given to Landlord; and (c) be primary with respect to Landlord and provide that any other insurance maintained by Landlord is excess and non-contributing with such insurance. All deductibles and self-insured retentions under Tenant’s policies are subject to Landlord’s prior written approval. A duplicate of said policy or a certificate thereof, together with a copy of the additional insured endorsement, shall be delivered to Landlord by Tenant by the Commencement Date and upon each renewal of said insurance. The coverage afforded to Landlord must be at least as broad as that afforded to Tenant and may not contain any terms, conditions, exclusions or limitations applicable to Landlord that do not apply to Tenant. Landlord may require Tenant to increase the amount of such coverage if, in Landlord’s reasonable opinion, the amount of such coverage is no longer equal to prevailing standards. Tenant’s failure to procure and maintain the insurance required by this Article shall constitute a material default by Tenant under this Lease. Tenant may procure the required coverages under blanket or master policies, provided that the coverage afforded thereby otherwise complies in all respects with the requirements set forth in this Section. Tenant’s insurance shall name 1815 Building Company, LLC as the certificate holder and name each of the following as additional insureds: 1815 Building Company, LLC, Cohen Brothers Development Corporation of Florida LLC, Cohen Brother Realty Corporation of Florida LLC, Cohen Brothers Realty Corporation, Cohen Brothers Equities Ltd., Cohen Cleaning and Service Company LLC, Fortress Credit Corp. Landlord may change Landlord’s additional insureds from time to time on thirty (30) days’ notice to Tenant.

Section 14.02. Landlord and Tenant hereby waive any right that each may have against the other on account of any loss or damage arising in any manner which is covered by all risk property insurance utilizing a special form, including sprinkler damage, vandalism and malicious mischief and theft. The parties each agree to have their respective insurance companies waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, and to provide written evidence of such agreement to the other party upon request. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge, then, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission.

Section 14.03. Tenant shall not do or permit to be done any act or thing in or upon the Premises which will invalidate or be in conflict with the certificate of occupancy for the Building or the Premises or the terms of the insurance policies covering the Building and the property and equipment therein; and Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of any underwriting body having jurisdiction, and of the insurance carriers, and shall not knowingly do or permit anything to be done in or upon the Premises in a manner which increases the rate of insurance for the building or any property or equipment therein over the rate in effect on the Commencement Date. Landlord represents that Tenant’s permitted uses as set forth in this lease will not violate provisions of this Section.

Section 14.04. If, by reason of Tenant’s failure to comply with the provisions of Section14.03 or any of the other provisions of this Lease, the rate of insurance for the Building or the property and equipment of Landlord shall be increased to an amount higher than on the Commencement Date, Tenant shall pay to Landlord any additional or increased insurance premiums to the extent resulting therefrom thereafter paid by Landlord, and Tenant shall make such payment within ten (10) days after demand of Landlord.

Article 15

Assignment and Subletting

Section 15.01. Tenant shall not sell, assign, encumber or otherwise transfer by operation of law or otherwise, this Lease or any interest herein, sublet the Premises or any part thereof, or permit any other person to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, subject to the requirements hereinafter set forth in this Section 15.01.  In the event Tenant seeks Landlord’s consent to an assignment or subletting, Tenant shall give Landlord written notice of such request.  In connection with each consent requested by Tenant, Tenant shall submit to Landlord a conformed signed photocopy of the proposed assignment or sublease together with an abstract of the material terms of the assignment or sublease, the identity of the parties to the transaction, the proposed documentation for the transaction, the sum of Three Thousand Five Hundred ($3,500.00) dollars on account of Landlord’s legal and administrative costs in connection with the assignment or subletting and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved.  Subject to the provisions of Section 15.04 following receipt of such notice, Landlord may, upon written notice to Tenant, elect to terminate this Lease if an assignment or if a sublease of more than fifty percent (50%) of the Premises for the remainder of the Term, terminate as to the space so affected.  If Landlord so terminates this Lease if an assignment or a sublease terminates with respect to such space, Landlord may, if it elects, enter into a new lease with the intended assignee or subtenant or any other person on such terms as Landlord and such person may agree.  Tenant shall not be entitled to any portion of the profit, if any, which Landlord may realize on account of such termination and reletting.  Landlord’s exercise of its aforesaid rights shall not be construed to impose any liability upon Landlord with respect to any real estate brokerage commission(s) or any other costs or expenses incurred by Tenant in connection with its proposed subletting or assignment.  Without limiting the other instances in which it would be reasonable for Landlord to withhold its consent to a proposed assignment or subletting, Tenant acknowledges and agrees that it would be reasonable for Landlord to withhold its consent if, in Landlord’s opinion, the proposed assignee or subtenant: (i) would adversely affect the tenant mix in the Building and/or the other buildings in the vicinity owned by Landlord; (ii) does not have a reputation at least comparable to that of other tenants in the Building showing similar types of merchandise; (iii) would put the Premises to a use that would violate any exclusive use rights granted by Landlord to any other tenant; (iv) does not have, in Landlord reasonable business judgment, sufficient net worth, operating income or creditworthiness to fulfill the obligations of Tenant under this Lease; (v) is the occupant of other space located in the Building Project; or (vi) is a person with whom Landlord is currently negotiating to lease in space in the Building, as identified by Landlord upon prior written request of Tenant.

Section 15.02. Any subletting or assignment by Tenant shall not result in Tenant being released or discharged from any liability under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or sublettings or to amendments of or modifications to this Lease with assignees of Tenant without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent to such amendments or modifications, and such action shall not relieve Tenant of liability under this Lease. As a condition to Landlord’s prior written consent as provided for in this Article, assignee shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and Tenant shall deliver to Landlord, within ten (10) days prior to its effective date, an executed copy of each sublease or assignment, as the case may be, and in the case of an assignment, an agreement by the assignee to perform and be bound by all of the terms and provisions of this Lease. Said documents shall be in form reasonably satisfactory to Landlord. Landlord’s consent to any one sale, assignment, encumbrance, subletting, occupation or other transfer shall not be deemed to be a consent to any subsequent such occurrence and any such transaction which does not comply with the provisions of this Article shall be void and shall constitute a material event of default under this Lease.

Section 15.03. Intentionally deleted.

Section 15.04. If Tenant or any subtenant is a corporation, partnership, limited liability company or other entity, the provisions of Section 15.01 and Section 15.06 shall apply to a transfer (by one or more transfers) of a majority of the stock, partnership, membership or other ownership interests in Tenant or the subtenant, as the case may be, as if such transfer of a majority of the stock, partnership, membership or ownership interests of Tenant or the subtenant were an assignment of this Lease, provided, however, that if Tenant is not in default under this Lease then Landlord shall not unreasonably withhold Landlord’s consent to a bona fide transaction (i.e. – the transaction is for a good business purpose and not principally for the purpose of transferring this Lease) by the named Tenant with (a) a corporation into or with which the named Tenant is merged or consolidated, or (b) the parent entity that owns all of the shares or membership interests of the named Tenant or a wholly owned subsidiary of the named Tenant (so long as such parent entity remains the parent of the named Tenant or such subsidiary remains a wholly owned subsidiary of the named Tenant), provided, further, that in any of such events, after such merger, consolidation, assignment or transaction (i) the assignee or successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Tenant immediately prior to such merger, consolidation, assignment or transaction, or (b) the net worth of Tenant herein named on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) business days prior to the effective date of any such transaction, including the most recent audited financial statements, including a balance sheet, an income statement and a cash flow statement for the current year and the prior year.

Section 15.05. With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) No subletting shall be for a term ending later than one day prior to the expiration date of this Lease;

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord;

(c) Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent.

Section 15.06. If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as additional rent:

(a) in the case of an assignment, or an assignment by any sublessee of any sublease, an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment or paid to Tenant by any sublessee or other person claiming through or under Tenant for such assignment (including, but not limited to, sums paid for the sale of Tenant’s or sublessee’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property). The sums payable under this Section 15.06(a) shall be paid to Landlord as and when paid by the assignee to Tenant; and

(b) in the case of a sublease by Tenant or by any sublessee or other person claiming through or under Tenant, an amount equal to any rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant or paid to Tenant by any such sublessee or other person claiming through or under Tenant in connection with such subletting, which is in excess of the Base Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder or such sublease) pursuant to the terms of this Lease or such sublessee (including, but not limited to, sums paid for the sale or rental of Tenant’s or such sublessee’s fixtures, leasehold improvements, equipment, furniture or other personal property). The sums payable under this Section 15.06(b) shall be paid to Landlord as and when paid by the subtenant to Tenant.

Section 15.07. In the event that (a) Landlord fails to exercise any of its options under this Article and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within sixty (60) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of this Article before assigning this Lease or subletting all or part of the Premises.

Section 15.08. The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, if any, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Tenant may have its name listed on the Building lobby directory.

Section 15.09. .(a) If this Lease is assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting other than pursuant to the provisions of Section 15.04 hereof.

(b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

Article 16

Landlord: Rights and Limitations

Section 16.01. Upon reasonable advance notice to Tenant, which notice may be oral, written or email, and shall not be required in an emergency, Landlord shall have the right to enter the Premises to: (a) inspect them, (b) supply any service to be provided to Tenant under this Lease, (c) show the Premises to prospective purchasers, lenders or tenants, and, during the last one hundred eighty (180) days of the Term, show the Premises to prospective tenants and post “for lease” signs at the Premises, (d) post notices of non-responsibility, (e) alter, improve or repair the Premises and any portion of the Building, (f) determine whether Tenant is complying with all of its obligations under this lease; and (g) erect scaffolding and other necessary structures, where required by the work to be performed, all without reduction of Rent. Landlord shall at all times have a key to unlock all of the doors in and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any means which Landlord deems proper to open said doors in an emergency, and any such entry to the Premises shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into the Premises, a detainer of the Premises or an eviction of Tenant from any portion of the Premises. Tenant shall not change any entry locks to the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld so long as Landlord can continue to gain entry to the Premises using one of Landlord’s pass keys subsequent to such change.

Section 16.02. All covenants and agreements to be kept or performed by Tenant under the terms of this Lease shall be kept or performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall be in default on its obligations under this Lease to pay any sum of money other than payment of Rent or perform any other act under this Lease, and if such default is not cured within any applicable grace period, Landlord may, but shall not be obligated to, make such payment or perform any such act on Tenant’s part without waiving its right based upon default of Tenant and without releasing Tenant from any obligations under this Lease. All sums so paid by Landlord and all incidental costs, together with interest thereon at the rate set forth in Article 5 of this Lease, from the date of such payment or the incurring of such cost by Landlord, whichever occurs first, shall be deemed Additional Rent and paid to Landlord on demand. In the event of nonpayment by Tenant, Landlord shall have, in addition to any other rights or remedies under this Lease, the same rights and remedies as in the case of default.

Section 16.03. In the event that Landlord sells or conveys the Building, Landlord shall be released from any liability arising thereafter based upon any of the terms, covenants or conditions, express or implied, which are contained in this Lease and the purchaser at such sale or any subsequent sale of the Building, or any successor-in-interest to Landlord (such purchaser or successor-in-interest being referred to hereafter as the “Purchaser”), shall be deemed without any further agreement between the parties or their successors in interest or between the parties and any such Purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease arising after the date of such sale. In addition, provided the Purchaser expressly assumes, in writing, all of Landlord’s obligations under this Lease existing prior to the date of such sale, Landlord shall be entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring prior to the consummation of such sale or otherwise based upon any of the terms, covenants or conditions, express or implied, which are contained in this Lease. In such event, Tenant agrees to look solely to the Purchaser for any liability existing on the part of Landlord under this Lease prior to the date of such sale. Except as set forth in this Section, this Lease shall not be affected by any sale or conveyance of the Building by Landlord, and Tenant agrees to attorn to the Purchaser.

Section 16.04. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Building and the real property on which it is located, subject to any and all Underlying Leases and Encumbrances, for the collection, satisfaction or enforcement of any judgment (or other judicial, administrative or arbitration proceeding) requiring the payment of money, or the performance or non-performance of any acts by Landlord, in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord. No other assets of the Landlord or of any general partner, limited partner, shareholder, director, officer, member, manager, affiliate or agent of Landlord will be subject to levy, execution or other procedures for the satisfaction of any remedy, judgment or order of Tenant. Tenant agrees that the foregoing limitations shall be applicable to any obligation or liability of Landlord, whether expressly contained in this Lease or imposed by statute or at common law.

Section 16.05. Landlord may, without abatement of Rent, enter the Premises for alteration, renovation, or decoration during the last thirty (30) days of the Lease Term if Tenant has removed substantially all of Tenant’s property. Any such entry or work by Landlord shall not be deemed an eviction or disturbance of Tenant’s use and occupancy.

Article 17

Casualty

Section 17.01. In the event the Building or Premises are damaged by any casualty which is covered under fire and extended coverage insurance carried by Landlord, then Landlord shall repair such damage, provided insurance proceeds are available to pay the cost of repair and provided such repair in Landlord’s opinion can be completed within one hundred twenty (120) days after the commencement of the work. In such event, this Lease shall continue in full force and effect, except that Tenant shall be entitled to an abatement of Rent for that portion of the Premises that is rendered unusable by Tenant in the conduct of its business (the “Untenable Space”) during the Abatement Period, as defined below, unless the damage or destruction is due to the fault or neglect of Tenant. Notwithstanding the foregoing, Landlord shall have the right to terminate this Lease in the event that twenty five (25%) percent or more of the Premises are damaged during the last two (2) years of the Term of this Lease, or if the Building or Premises cannot be repaired as required by this Section under applicable laws and regulations, notwithstanding the availability of insurance proceeds, or if the Building shall be so damaged that Landlord shall decide to demolish it or to rebuild it (whether or not the Premises shall have been damaged). For purposes of this Section, the “Abatement Period” shall mean the period from the date of the casualty until the earlier of (i) the date on which Landlord, in its reasonable discretion, determines that the Untenantable Space is usable for the ordinary conduct of Tenant’s business, other than details or adjustments that do not materially interfere with Tenant’s ability to use and occupy such Untenantable Space for such purpose, and (ii) the date that Tenant or any other occupant of the Premises takes possession of all or any portion of the Untenantable Space. Notwithstanding the foregoing provisions of this Section 19.01, if Landlord does not substantially complete such repairs within nine (9) months from the date of such casualty, Tenant may elect to terminate this Lease by notice to Landlord within ten (10) days following the expiration of such time period, and thereupon the term of this Lease shall expire on the thirtieth (30th) day after such notice is given, and Tenant shall vacate and surrender the Premises to Landlord, unless within such thirty (30) day period, Landlord substantially completes such restoration or rebuilding in which event this Lease shall remain in full force and effect.

Section 17.02. In the event that sufficient insurance proceeds are not available, or if the restoration in Landlord’s opinion cannot be completed within one hundred twenty (120) days after the commencement of the work, then Landlord shall have the option either to (1) repair or restore such damage, this Lease continuing in full force and effect, but the Rent to be proportionately abated as provided in this Article, or (2) give notice to Tenant at any time within thirty (30) days after the event giving rise to such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after giving such notice. In the event of the giving of such notice, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date specified in Landlord’s notice and the Rent, reduced by any proportionate abatement as provided in this Article, shall be paid through the date of such termination. Landlord shall refund to Tenant any Rent previously paid in advance for any period of time subsequent to the date of termination.

Section 17.03. In the event the building is totally destroyed or is so damaged that Landlord decides not to repair or rebuild the same, this Lease shall be terminated effective as of the date of the damage.

Section 17.04. Landlord shall not be required to repair any injury or damage by fire or other cause or to make any restoration or replacement of any property of Tenant or any alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant, or any paneling, decorations, partitions, railings, floor coverings, fixtures or any other improvements or property installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Tenant shall be required to restore or replace all of such items in the event of damage. Except for abatement of Rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration, nor shall Tenant have the right to terminate this Lease pursuant to any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises or the building, all of which provisions are hereby expressly waived by Tenant.

Section 17.05. If Lease is terminated by Landlord pursuant to this Article, any unused balance of security deposited by Tenant and any prepaid Rent unearned as of the Effective Date of Termination shall be refunded to Tenant.

Article 18

Eminent Domain

If the whole of the Building or the Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof, Landlord shall have the right to terminate this Lease. If any part of the Building or the Premises shall be taken or appropriated under power of eminent domain or conveyed in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, Landlord shall receive any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with such taking, and Tenant shall have no claim against Landlord for the value of the unexpired portion of the Term or otherwise. If a part of the Premises shall be so taken or appropriated or conveyed and Landlord shall not elect to terminate this Lease and the Premises have been damaged as a consequence of such partial taking or appropriation or conveyance, the Landlord shall restore the Premises continuing under this Lease at the Landlord’s cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the property of Tenant or to make any repairs or restoration of any alterations, additions, fixtures or improvements installed on the Premises, regardless of whether any of such items were initially installed or paid for by Landlord or Tenant. Thereafter, the Rent to be paid under this Lease for the remainder of its Term shall be proportionately reduced, such reduction to be based upon the extent to which the partial taking or appropriation or conveyance shall interfere with the business carried on by Tenant on the Premises.

Article 19

Surrender of Premises

Section 19.01. Tenant shall, upon the termination of this Lease or on the expiration of the Term, surrender the Premises broom clean, trash free, and in good condition, reasonable wear and tear excepted.

Section 19.02. Tenant shall remove all trade fixtures and furniture upon the termination of this Lease or the expiration of the Term, and shall immediately repair all damage to the Premises and the Building caused by such removal, ordinary wear and tear and casualty damage excepted. Any trade fixtures or furniture remaining after termination or expiration may be packed, transported, and stored at a public warehouse at Tenant’s expense. If, within ten (10) days after written demand by Landlord, Tenant fails to remove the trade fixtures or furniture or, if removed by Landlord, fails to pay the removal expenses, the trade fixtures or furniture may be deemed abandoned property by Landlord and may be disposed of as Landlord deems appropriate.

Article 20

Holdover

Section 20.01. Any holding over after the Expiration Date with the written consent of Landlord shall be a tenancy from month-to-month upon the same terms, covenants and conditions contained in this Lease, except that the monthly Base Rent shall be determined by Landlord and contained in the written consent. Landlord or Tenant may thereafter terminate such tenancy on thirty (30) days written notice. Acceptance by Landlord of Rent after the Expiration Date shall not result in any other tenancy or any renewal of the Term of this Lease, and the provisions of this Article shall be in addition to and shall not affect Landlord’s right of re-entry or other rights provided under this Lease or by applicable law.

Section 20.02. In the event of any holding over after the Expiration Date without Landlord’s written consent, then Tenant shall pay to Landlord for each day of such holding over two hundred percent (200%) of the amount of the daily Base Rent in effect for the last month prior to the Expiration Date or earlier date of termination and the Additional Rent. Tenant shall also indemnify, defend and hold Landlord harmless from any loss, cost, damage, claim, demand or liability resulting from Tenant’s delay in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant based on such delay.

Section 20.03. Tenant’s obligation to pay Additional Rent shall continue in accordance with Articles 4 and 5 with the Base Year unchanged, during the period of any holding over with or without Landlord’s consent.

Section 20.04. Any tenancy pursuant to this Article shall be subject to all terms and provisions of the Lease as were applicable when the Term was in effect excepting only the amount of Base Rent determined pursuant to the provisions of this Article.

Article 21

Insolvency or Bankruptcy

Section 21.01. At Landlord’s option, Landlord may declare a breach of this Lease:

(a) if Tenant shall (i) make a general assignment for the benefit of creditors, (ii) become insolvent or admit in writing its inability to pay its debts as they become due, (iii) file a petition in bankruptcy, (iv) be adjudicated as bankrupt or insolvent, (v) file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, (vi) file an answer admitting or failing timely to contest the material allegations of a petition filed against it in any such proceeding, or (vii) seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or

(b) if (i) within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or (ii) within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; or

(c) if this Lease or any estate of Tenant under this Lease shall be levied upon under any attachment or execution and such attachment or execution is not vacated within five (5) days.

Section 21.02. Notwithstanding any cure periods otherwise set forth in this Lease on the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant (which five (5) day period shall include the three (3) day notice period provided in Florida Statute §83.20 et seq. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings. Nothing contained in this Article shall be construed as altering or waiving Landlord’s rights under Article 14 above (Assignment and Subletting) in the event that any provisions of this Article are not enforceable as a matter of law.

Section 21.03. Tenant agrees that if Tenant files a petition for reorganization under the provisions of 11 U.S.C. §101 et. seq. (the “Bankruptcy Code”), as may be amended from time to time, and if Tenant does not within one hundred twenty (120) days from the entry of an order for relief by the Bankruptcy Court assume or reject the Lease pursuant to the terms of §365 of the Bankruptcy Code, then, effective immediately, the Base Rent due under the Lease shall increase at a rate of ten percent (10%) per month. Tenant may subsequently reduce the amount of Base Rent due to the amount of the Base Rent in effect prior to any such escalation under this Section 21.03 by either: (i) assuming the Lease pursuant to §365 (if such right exists), or (ii) by assuming and assigning Tenant’s interest in the Lease to a third party pursuant to §365.

Article 22

Default

The failure by Tenant to perform or honor each term, covenant, condition, representation and/or warranty made under this Lease shall constitute a default under this Lease by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of five (5) days from the date of written notice from Landlord within which to cure any default in the payment of Rent or any other sums due under this Lease. Tenant shall have a period of fifteen (15) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to defaults which cannot be reasonably cured within fifteen (15) days, the default shall not be deemed to be uncured if Tenant commences to cure such default within fifteen (15) days from the date of Landlord’s notice and continues to prosecute diligently the curing thereof within forty-five (45) days. The written notices referred to in this Article shall constitute those required under Florida Statute §83.20.

Article 23

Remedies

Section 23.01. Landlord’s Remedies. If any one or more events of default set forth in Article 21 occurs, then Landlord has the right, in addition to all other rights and remedies available to Landlord in law or equity or under any other provisions of this Lease, at its election, to:

(a) Without further demand or notice, through summary proceedings or any other lawful method, to re-enter and retake possession of the Premises or any part of the Premises, expel Tenant and those claiming through or under Tenant, and remove the effects (or foreclose its lien on said property or retain said property) or both or either, without being liable for trespass, forcible entry, detainer, or damages, and Tenant hereby waives any right to claim damages for such entry and expulsion. No such re-entry or taking possession of the Premises by Landlord shall be construed as a waiver of any right to recover damages for Tenant’s default or a termination of this Lease; or

(b) To give Tenant written notice of Landlord’s intention to terminate this lease on or at any time after the earliest date permitted by law, in which case Tenant’s right to possession of the Premises will cease and this lease will be terminated, and Tenant shall vacate and surrender the Premises as of the termination date. If Tenant fails to vacate the Premises as of such termination date, then Landlord may, at its option, exercise its rights available under Article 19 of this Lease, or such other rights and remedies permitted by law.

Section 23.02. Damages.

(a) Should Landlord elect to take possession of the Premises pursuant to Section 23.01(a) above, Landlord may, but need not, relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises). In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord. If Landlord decides to relet the Premises or a duty to relet is imposed upon Landlord by law, Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease Premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 14.

(b) Should Landlord elect to take possession of the Premises pursuant to Section 23.01(a) above, Tenant will pay to Landlord monthly rent and other sums as provided in this lease that would be payable under this lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the Premises covered by such new lease include other Premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting. Tenant will pay such rent and other sums to Landlord on the day on which such rent would have been payable under this lease if possession had not been retaken, and Landlord will be entitled to receive such rent and other sums from Tenant on each such day.

(c) Notwithstanding any of the foregoing, in the event of default, and without regard to whether or not possession shall have been surrendered to or taken by Landlord, Landlord shall have the right, at its option, to declare the rent for the entire remaining term immediately due and payable, and may commence action immediately thereupon and recover judgment therefor. If such accelerated sums are required by law to be reduced to present value, then the present value shall be calculated using a discount rate equal to the current interest rate in effect as of the date of default established pursuant to Section 55.03 Florida Statutes for judgments.

(d) Notwithstanding any of the foregoing, in the event of default, Landlord shall have the right, at its option, without further demand or notice, to cure any event of default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced, provided that Landlord will have no obligation to cure any such event of default of Tenant.

(e) If this lease is terminated by Landlord on account of the occurrence of an event of default pursuant to Article 22 above, Tenant will remain liable to Landlord for all damages which have accrued under the Lease until the date of termination.

Section 23.03. Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Section 23.02 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this lease or the term would have expired had there occurred no event of default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the lease date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this lease or now or after the lease date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the lease date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

Section 23.04. Waiver of Redemption. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Article 22.

Article 24

Estoppel Certificate

Within ten (10) days after notice from Landlord, Tenant shall execute and deliver to Landlord a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of Base Rent and Additional Rent, the dates to which the Rent has been paid in advance, the amount of any security deposit or prepaid Rent, the fact that there are no current defaults under the Lease by either Landlord or Tenant, except as specified in such statement, and all such other matters as may reasonably be requested by Landlord or any purchaser or lender of Landlord. Tenant acknowledges that any statement delivered pursuant to this paragraph may be relied upon by any mortgagee, beneficiary, Purchaser or prospective Purchaser of the Building or any interest therein. Failure to deliver the certificate within said ten (10) day period shall be deemed a conclusive admission by Tenant that this lease is in full force and effect and has not been modified except as may be represented by Landlord.

Article 25

Subordination and Attornment: Lease Modifications

Section 25.01. This Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed or amended affecting the Building or the Land upon which the Building is situated, or both (collectively, “Underlying Leases”), and to the lien of any mortgages or deeds of trust or other encumbrances in any amount or amounts whatsoever which now exist or may hereafter be executed or amended on or against the underlying leases or Land and Building or either of them, of which the Premises are a part, or on or against Landlord’s interest or estate therein (collectively, “Encumbrances”), including, without limitation all advances made on the security of any of the Encumbrances, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Tenant covenants and agrees to execute and deliver upon demand to Landlord such further instruments in recordable form evidencing such subordination of this Lease to such Underlying Leases and to the lien of any such Encumbrances as may be reasonably required by Landlord, including a statement from Tenant as to any claimed offsets of Tenant. In the event of the failure of Tenant to supply such writing within ten (10) days after request by Landlord, Tenant irrevocably appoints Landlord as its special attorney-in-fact to execute such instruments and record same for the benefit of any third party.

Section 25.02. Upon the written request of the Landlord or any mortgagee or beneficiary of Landlord, Tenant will in writing attorn to any such mortgagee or beneficiary. Said agreement of attornment shall provide, among other things, (a) that this Lease shall remain in full force and effect, (b) that Tenant shall pay Rent to said mortgagee or beneficiary from the date of said attornment, (c) that mortgagee or beneficiary shall not be responsible to Tenant under the Lease except for obligations accruing subsequent to the date of such attornment, and (d) that Tenant, in the event of foreclosure or deed in lieu thereof, will enter into a new lease with the mortgagee or beneficiary acquiring title on the same terms and conditions as the existing Lease and for the balance of the Term hereof.

Section 25.03. The provisions of this Lease may require approval by the holders of any Underlying Leases or Encumbrances. If any such party should require as a condition of financing any modification of the provisions of this Lease, Tenant will approve and execute any such modifications, provided such modifications shall not alter the Rent payable under this Lease or the length of the Term, nor materially change the rights or obligations of Landlord or Tenant under this Lease.

Article 26

Waiver of Jury Trial

LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM, OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING, AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE OR REGULATION, EMERGENCY OR OTHERWISE, NOW OF HEREAFTER IN EFFECT.

Article 27

Legal Limitations

Section 27.01. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

Section 27.02. If legal action is brought by either party to enforce this Lease or to interpret any provision of this Lease, the prevailing party shall receive, in addition to court costs (including but not limited to taxable costs), an amount determined by the Court for attorneys’ fees, which may be part of the judgment and which shall be considered as an item of costs. In addition, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs incurred by the prevailing party in enforcing any judgment against the other party in such action. The foregoing provision relating to post-judgment attorneys’ fees and costs is intended to be severable from all other provisions of this Lease, and shall survive and not be deemed merged into any judgment obtained.

Section 27.03. No party other than Landlord and Tenant and their successors and assigns shall be entitled to the benefits of this Lease. There are no third party beneficiaries to this Lease. Tenant is not a third party beneficiary of any other lease to which Landlord is a party. It is expressly understood that Landlord is not, in any way or for any purpose, a partner of Tenant in the conduct of its business or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

Section 27.04. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of Florida.

Section 27.05. Venue for all legal proceedings concerning this Lease shall be in Broward County, Florida.

Section 27.06. No diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations under this Lease.

Section 27.07. Tenant shall not vacate or abandon the Premises at any time during the Term of this Lease. If Tenant shall abandon or surrender the Premises, or be dispossessed by process of law or otherwise, any personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned, in which event Landlord may retain, sell or otherwise dispose of such property at Tenant’s expense. If Landlord does not elect to treat such property as being abandoned, Landlord may, at Landlord’s option, store such property at Tenant’s expense.

Section 27.08. In the event any claim is made by Landlord or Tenant relating to any conflict, omission or ambiguity in this Lease, no presumption or burden of proof or persuasion shall be implied in favor of or against either party by virtue of the fact that this Lease was drafted by or on behalf of Landlord. Tenant acknowledges that it has conferred, or has been provided an opportunity to confer, with counsel of Tenant’s choosing. Accordingly, the language of this Lease shall be construed as a whole according to its fair meaning, and not strictly for or against either party.

Section 27.09. In the event Tenant shall in any manner be involved in or be the object of a labor dispute which subjects the Premises or any part of the Building or the Land to any picketing, work stoppage, or other concerted activity which in the sole opinion of Landlord is in any manner detrimental to the operation of the Land or the Building or its tenants or exhibitors, Landlord shall have the right to either direct Tenant, at its own expense, to immediately resolve such labor dispute to the sole satisfaction of Landlord or terminate this Lease immediately upon written notice to Tenant. In the event Landlord first directs Tenant to resolve the dispute, Landlord shall have the right to specify a time limit within which Tenant must resolve the dispute, and if not so resolved in the specified time limit, Landlord shall have the right to terminate this Lease. Nothing contained in this Section shall be construed as placing Landlord in an employer-employee relationship with any of Tenant’s employees or with any other employees who may be involved in such labor dispute.

Section 27.10. Any claim, demand, right or defense of any kind by Tenant which is based upon or arises in connection with this Lease or the negotiations prior to its execution, shall be barred unless Tenant commences an action thereon, or interposes in a legal proceeding a defense by reason thereof, within one (1) year after the date of the inaction or omission or the date of the occurrence of the event or of the action to which the claim, demand, right or defense relates, whichever applies. Tenant acknowledges that the provisions of this Section shorten the time provided by applicable statutes of limitation for commencing certain actions.

Section 27.11. Should Tenant consist of two or more persons or entities, then each person or entity signing below as Tenant shall be jointly and severally liable for all of Tenant’s obligations under this Lease.

Article 28

Excavation

In the event that construction is to be commenced or an excavation is made or authorized for building or other purposes upon land adjacent to the Building, Tenant shall, if necessary, afford to the person or persons causing or authorized to commence construction or cause such excavation or to engage in such other purpose, license to enter upon Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the Building, from injury or damage and to support the Building and any new structure to be built by proper foundations, pinning and/or underpinning, or otherwise.

Article 29

Broker

Tenant covenants and represents that the sole brokers who negotiated and brought about this transaction were Cohen Brothers Realty Services of Florida, Inc. and Cushman and Wakefield, and Landlord agrees to pay a commission therefor as per separate agreements. Tenant agrees to indemnify and hold Landlord harmless against any claims of any broker, other than the above named broker, for a brokerage commission arising out of any conversations or negotiations had by Tenant with any other broker.

Article 30

Covenant of Quiet Enjoyment

Landlord covenants that upon Tenant paying the Base Rent and Additional Rent and observing and performing all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject nevertheless to the terms and conditions of this Lease, and provided, however, that no eviction of Tenant by reason of paramount title, the foreclosure of any mortgage nor or hereafter affecting the Premises or by reason of any termination of any ground or underlying lease to which this Lease is subject and subordinate, whether such determination is by operation of law, by agreement or otherwise, shall be construed as a breach of this covenant nor shall any action be brought against Landlord by reason thereof.

Article 31

Waiver

Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant of each of the terms, covenants and conditions of this Lease. Waiver by Landlord of any term, covenant or condition contained in this Lease must be in writing and signed by Landlord. If Landlord waives the performance of any term, covenant or condition contained in this Lease in the aforesaid manner, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained in this Lease. Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent.

Article 32

Intentionally Deleted

Article 33

Miscellaneous

Section 33.01. Tenant shall not, without the written consent of Landlord, or as otherwise provided for in this Lease, use the words “Design Center of The Americas” or “DCOTA” or any trademarks, logos, pictures, or other depictions associated or in connection with the foregoing names, nor shall Tenant use the name of the Building for any business other than for the business to be conducted by Tenant in the Premises.

Section 33.02. This Lease, together with its Schedules and Riders, if any, contains all the agreements of the parties hereto and supersedes any previous negotiations or discussions between the parties. There have been no representations or covenants made by Landlord, any agent of Landlord, or any employee of either, with respect to the subject matter addressed in this Lease other than those set forth in this Lease and its Schedules and Riders, and Tenant agrees that Tenant has not relied on any such representations or covenants not set forth in this Lease. Tenant may not assert a claim or defense of fraud to negate this Lease or for damages or other relief in connection with any representation, inducement, promise, understanding, condition or warranty made or allegedly made by Landlord, its agent or the employees of either prior to the execution of this Lease relating to subject matter addressed in this Lease and not set forth in this Lease, and if fraud is found to have been committed, such fraud shall not vitiate this Lease. This Lease may not be modified except by a written instrument duly executed by both Landlord and Tenant.

Section 33.03. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this lease and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If any payments under this Lease shall at any time be in violation of any Florida or other usury laws, they shall be reduced to an amount equal to the maximum permitted under applicable law.

Section 33.04. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease. This Lease shall become binding upon Landlord and Tenant only when fully executed by Landlord and Tenant.

Section 33.05. Except for Tenant’s obligations to pay Rent and other charges, performance by either party hereunder shall be excused for any period of delay in performance if such delay is due to force majeure, including without limitation strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials (or reasonable substitutes), governmental regulations or controls, enemy or hostile governmental action, riot, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the obligated party.

Section 33.06. Tenant shall not record this Lease nor any short form memorandums hereof.

Section 33.07. Tenant hereby warrants that all financial statements delivered by Tenant to Landlord prior to (or in accordance with) the execution of this Lease by Tenant are true, correct, and complete, and have been prepared in accordance with generally accepted accounting principles. Tenant acknowledges and agrees that Landlord is relying on such financial statements in accepting this Lease, and that a breach of Tenant’s warranty as to such financial statements shall constitute a Default by Tenant pursuant to this Article.

Section 33.08. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute propriety information of Landlord. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion.

Section 33.09. (a) Bills, invoices and statements of amounts due sent in the ordinary course of business are referred to as “Ordinary Bills”. Ordinary Bills may be sent to a party at the party’s usual address for delivery thereof, or may be sent via email Notice, or may be sent via both email Notice and in hard copy. An Ordinary Bill shall be deemed effective on the date that it is sent regardless of how it is sent. Ordinary Bills sent by Landlord need not bear Landlord’s signature. Ordinary Bills for Base Rent and/or additional rent payable monthly, if sent by Landlord, are sent as a courtesy, and the amount due described in the bill for a calendar month shall be due on the first day of the calendar month or as otherwise set forth in this Lease regardless of whether or when the bill is sent. If an Ordinary Bill is sent for additional rent that is not payable monthly, the amount shall be due on the twentieth (20th) day after the Ordinary Bill has been sent unless this Lease provides otherwise.

(b) Except as provided in Section 33.09 A above, all notices and demand which may or are required to be given by either party to the other under this Lease shall be deemed to have been delivered upon the sooner of personal delivery or forty-eight (48) hours after they have been deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or overnight or second-day, receipted courier, addressed to the Tenant prior to the Rent Commencement Date at ______________________________________, and after the Rent Commencement Date at the Premises and to Landlord at 750 Lexington Avenue, 28th Floor, New York, New York 10022, with a copy to Cohen Brothers Realty Corporation, 750 Lexington Avenue, 28th Floor, New York, New York 10022, Attention: General Counsel, and to either of them at such other places as they may from time to time designate by written notice.

(c) If and to the extent that this Lease provides that a notice, bill, invoice, statement, certificate request, approval, consent or demand required or permitted to be given under this Lease may be sent to Tenant by email Notice, such notice shall be delivered by email to: __________________________, and an email Notice so sent shall be effective on the next business day after Landlord’s transmission thereof. Attachments to email Notices shall be deemed to be part of the email Notice.

Section 33.10. Landlord and Tenant may change their address for notices (including any notice, statement, certificate, request, approval, consent or demand and/or email Notices) by a notice given to the other in accordance with the foregoing provisions.

Section 33.11. Intentionally deleted.

Section 33.12. Radon is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

Section 33.13. Notwithstanding anything in this Lease to the contrary, in no event shall Landlord be responsible or liable to Tenant for consequential or punitive damages.

Section 33.14. Tenant shall have the right to use during the Term the nine (9) desks in Room 402 (the “Desks”) at no additional cost or expense to Tenant. Tenant agrees to (a) accept the Desks in their “As-Is” condition on the Rent Commencement Date without any warranty of fitness therefor, (b) waive any liability on the part of Landlord as to the Desk’s use by Tenant,  and (c) take good care of the Desks during the Term, including the obligation to repair and/or replace, as necessary.  Tenant shall not remove the Desks from the Premises during the Term (except in the event of such repair or replacement) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Tenant shall be responsible for any damage to the Desks (except for any damage caused by ordinary wear and tear and casualty).

Article 34

Confidentiality

Section 34.01. Tenant acknowledges that Tenant will have access to certain confidential information during the Term of this Lease. The term “Confidential Information” shall mean the terms, covenants, conditions and provisions of this Lease, including the amount of the Base Rent and the additional rent, and the plans, designs, and other documentation, used in connection with this Lease, the Premises and the Building. Tenant (including any guarantor of this Lease and Tenant’s affiliates) shall not use the Confidential Information for any purpose other than the use of the Premises by Tenant in accordance with the terms of this Lease and shall not disclose any Confidential Information without the prior written approval of Landlord.

Section 34.02. Tenant acknowledges that any use or disclosure of the Confidential Information will cause irreparable harm to Landlord. As a consequence, Tenant agrees that if Tenant fails to abide by the terms of this Article, Landlord shall be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing the terms of this Article, and to a judgment for any damages resulting from such breach, and to any other remedies available under applicable law.

Section 34.03. Tenant shall indemnify and hold Landlord harmless from and against any costs, expenses, claims and liabilities (including attorneys’ fees) relating to any and all matters concerning the use or disclosure of the Confidential Information by Tenant or any breach of the terms of this Article.

Section 34.04. The terms of this Article shall continue during the Term and shall survive for a period of five (5) years after the expiration or termination of this Lease. The expiration or termination of this Lease shall not release Tenant from Tenant’s obligations under this Article. Upon the expiration or termination of this Lease, Tenant shall surrender and return to Landlord all Confidential Information. No Confidential Information shall be retained by Tenant after the expiration or termination of this Lease without Landlord’s prior written approval.

Article 35

Patriot Act Compliance

Section 35.01. For the purposes of this Article, the Office of Foreign Asset Control of the Department of the Treasury is referred to as “OFAC”; Executive Order 13,224, dated September 23, 2001 and effective September 24, 2001 is referred to as “Executive Order 13,224”; those persons or entities with whom U.S. persons or entities are restricted from doing business pursuant to any law, rule or regulation, including those administered by OFAC and/or those listed to date as blocked persons pursuant to Executive Order 13,224, are referred to as “Blocked Persons”; and the lists of Blocked Persons, including without limitation the lists administered by OFAC in connection with Executive Order 13,224 are referred to collectively as the “SDN List.”

(a) Tenant represents, warrants and certifies that neither Tenant nor, to its knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, and none is acting, directly or indirectly, for or on behalf of any person, group, entity or nation that is a Blocked Person or is listed on any SDN List.

(b) Tenant represents and warrants to Landlord that:

(i) it has taken, and shall continue to take at all times following the execution of the Lease, commercially reasonable actions to ensure that the funds used in connection with this Lease are derived (1) from transactions that do not violate U.S. law or, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (2) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated; and

(ii) neither Tenant nor, to its knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents (1) is under investigation for, has been charged with, or has been convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (2) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (3) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

For purposes hereof, “Anti-Money Laundering Laws” means those laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Anti-Money Laundering Laws specifically include, without limitation, the USA Patriot Act of 2001.

(c) Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of any of the foregoing representations, warranties or certifications.

(d) Tenant acknowledges and agrees that Landlord is obligated (i) not to do business with Blocked Persons, and (ii) to freeze any assets of Blocked Persons which may come into Landlord’s possession. Tenant releases Landlord from any liability to Tenant for any actions taken by Landlord in good faith efforts to comply with the foregoing obligations.

(e) Notwithstanding anything to the contrary in this Lease, Landlord and Tenant immediately shall comply with any request or demand for information by any federal law enforcement agency with respect to any violation or suspected violation of the USA Patriot Act of 2001.

Article 36

Landlord’s Contribution

Section 36.01. Provided that Tenant is not in default in the performance of any of its monetary or material nonmonetary obligations under this Lease beyond any applicable notice and cure periods, Landlord agrees to reimburse Tenant up to the sum of $26,452.50 (“Landlord’s Contribution”) toward the cost of Tenant’s Initial Work (which may include architectural, engineering, acoustical and lighting specialist, permitting and expeditor fees) to prepare the Premises for Tenant’s occupancy (“Tenant’s Initial Work”). Tenant shall be responsible for the cost of all phone, data, IT, low voltage wiring, furniture fixtures and equipment and other costs above Landlord’s Contribution.

Section 36.02. Landlord shall pay to Tenant, from time to time, but not more often than once a month, ninety (90%) percent of the cost of Tenant’s Initial Work (excluding costs paid by Landlord on previous requisitions), requested by Tenant (in writing and delivered to Landlord in accordance with the notice provisions of this Lease, by the 25th day of the month, to the attention of SVP-Director of Management and with a copy to the Chief Operating Officer) theretofore performed by its contractor(s), which shall include any general contractor and all subcontractors hired by the general contractor, provided that Tenant delivers to Landlord concurrently with its request, paid bills of the contractors, including any general contractor and subcontractor, involved and a certificate by Tenant’s architect or engineer that such paid bills have been approved by Tenant and the work or materials evidenced by such bills have been satisfactorily performed or delivered and a waiver of mechanic’s lien signed by the contractors, including any general contractor and subcontractor, with respect to the amounts theretofore paid as evidenced by paid bills, such payment to be made to Tenant within approximately forty-five (45) days after receipt of Tenant’s request together with the aforesaid documentation.

Section 36.03. Within approximately forty-five (45) days after Landlord receives a final certificate from Tenant’s architect or engineer on AIA form G702, stating that all of Tenant’s Initial Work performed by any contractors, general contractor or subcontractor, has been substantially completed, that the same has been performed in compliance with all applicable Governmental Requirements and the approved plans and specifications, and delivery to Landlord of the final “sign-off” letters, including, without limitation, the Broward County Buildings Department for all work performed from the applicable municipal authorities, Landlord shall pay to Tenant the aggregate of the ten (10%) percent sums retained by Landlord on account thereof. Landlord shall have no obligation or responsibility to pay any cost exceeding the amount of the Landlord’s Contribution on account of Tenant’s Initial Work, or any portion of a request for any portion of the Landlord’s Contribution submitted to Landlord after December 31, 2021. If the amount Tenant expends for the cost of Tenant’s Initial Work exceeds the amount of Landlord’s Contribution, Tenant shall be responsible for the payment to the contractors of the excess. If the respective amounts are less than the amount of the Landlord’s Contribution, as the case may be, Landlord shall not be obligated to pay such difference to Tenant.

Section 36.04. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, costs and expenses, including but not limited to reasonable attorneys’ fees, caused by Tenant’s Initial Work performed pursuant to this Lease.

[Remainder of Page Left Blank Intentionally – Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.

LANDLORD:

1815 BUILDING COMPANY, LLC

By:	/s/ Charles Steven Cohen
Charles Steven Cohen, Manager

TENANT:

VERITAS FARMS

By:	/s/ Stephen E. Johnson
	Name:	Stephen E. Johnson
	Title:	President and CEO

90-1254190
Federal I.D. No.:

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On the day of _________________ in the year 2021, before me, the undersigned, a Notary Public in and said State, personally appeared Charles Steven Cohen, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

________________________________

Notary Public

STATE OF FLORIDA

COUNTY OF ______________________

The foregoing instrument was acknowledged before me this ______________, 2021, by ___________________________ of _____________________________. He/she is personally known to me or has produced __________________________________ (type of identification) as identification.

______________________________

Notary Public

Printed Name: _________________

My Commission Expires:

____________________

Commission # ________

SCHEDULE A

Floor Plan

A-1

SCHEDULE B-1

Initial Improvements

(Tenant’s Initial Work)

1. Tenant accepts the Premises in their “As Is” condition on the Rent Commencement Date hereof.

2. Tenant shall perform any other work besides Landlord’s Work required to make the Premises fit for Tenant’s occupancy (the “Tenant’s Initial Work”) at Tenant’s sole cost and expense. With respect to Tenant’s Initial Work, Tenant shall provide to Landlord for its approval three (3) complete sets of architectural and mechanical plans and specifications in form for filing with and acceptance by the applicable governmental authority, prepared by an architect that has been approved by Landlord, showing all improvements that Tenant proposes to install in addition to Landlord’s Work to ready the Premises for its initial occupancy. Landlord’s approval of such plans and specifications shall not be unreasonably withheld, provided (a) they comply with requirements of all applicable governmental authorities, (b) such plans and specifications are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, (c) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of improvements, and (d) the improvements are non-structural, do not affect the exterior of the Premises or the Building, do not affect other tenants, do not affect the HVAC, electrical, mechanical, plumbing or any other system serving the Building or the Premises, and do not violate the provisions of any mortgage covering the Building. Landlord shall notify Tenant within fourteen (14) days after its receipt of said plans whether it approves or disapproves the same. If Landlord shall not approve any plans and specifications, it shall notify the Tenant of the revisions it requires. Within fourteen (14) days after being so informed by Landlord, Tenant shall submit revised plans and specifications incorporating such revisions. At such time as Landlord approves the plans and specifications, same shall constitute the “Final Plans.” Tenant shall, at Landlord’s request, sign the Final Plans to evidence its review and approval thereof. All changes in the Final Plans must receive the prior approval of Landlord. Tenant shall, upon completion of the improvements, furnish Landlord with an accurate, reproducible “as-built” plan of the improvements as constructed in both paper and electronic CAD (either in DWF or DWG) formats.

3. Upon approval of the Final Plans, Tenant shall cause the initial improvements to be constructed in accordance with the Final Plans, as approved by Landlord, with all diligence and shall be performed in accordance with Article 11. Tenant shall nevertheless not interfere with the performance of any Landlord’s Work.

4. Tenant shall bear the entire cost of performing the improvements including, without limitation, preparation of plans and specifications, costs of construction labor and materials, additional janitorial services, general tenant signage, related taxes and insurance costs, and the costs of all filings required by governmental requirements.

B-1

SCHEDULE B-2

Construction Procedures

IN CONNECTION WITH ANY ALTERATIONS REQUIRING A GOVERNMENTAL PERMIT, TENANT SHALL NOT USE THE VOLUNTARY REQUEST FOR BUILDING DEPARTMENT APPROVAL OF PLANS AND APPLICATIONS AS ALLOWED UNDER BUILDING DEPARTMENT DIRECTIVE 14 OF 1975 (i.e. self-certification), AND TENANT SHALL REQUEST FULL BUILDING DEPARTMENT REVIEW AND APPROVAL OF PLANS, APPLICATIONS AND SIGN-OFFS AND WILL EMPLOY COMPETENT PROFESSIONAL ENGINEERS OR ARCHITECTS SELECTED BY THE LANDLORD AND, IF NOT SELECTED BY THE LANDLORD, PROFICIENT WITH THE BROWARD COUNTY BUILDING CODE AND APPROVED BY THE LANDLORD. REQUESTS FOR LANDLORD’S APPROVAL TO USE PROFESSIONAL CERTIFICATION (ONE-DAY FILING) APPLICATIONS WILL BE DENIED.

1. Obtaining Landlord Consent to Improvements/Alterations. Except as otherwise may be expressly permitted in this Lease, Tenant, without Landlord’s prior consent, shall not make any alterations, installations, additions, or improvements, structural or nonstructural, in or to the Premises (“Improvements”). In order to obtain Landlord’s consent, Tenant must:

(A)	obtain approval of Tenant’s plans;
(B)	deliver to Landlord a statement detailing the estimated costs and construction period and a check for the estimated supervisory fee, if applicable;
(C)	deliver to Landlord a contractor’s affidavit, construction contracts and a true-up of the supervisory fee, if any;
(D)	deliver to Landlord a bond or other security to secure payment for the cost of the Work;
(E)	deliver to Landlord proof of contractor insurance satisfactory to Landlord;
(F)	obtain Landlord approval of Tenant’s contractors and design professionals; and
(G)	sign Landlord’s consent letter, obtain Landlord’s countersignature, and deliver to Landlord copies of all permits required to construct the Improvements.

The requirements of items (A) through (G) are more particularly described below, and the more detailed descriptions below shall be binding on Tenant as if set forth above. Landlord shall not be required to review any drawings and specifications submitted by Tenant if Tenant is then in default in the performance of any of its obligations under this Lease or if Tenant has failed to satisfy the requirements of parts (A) and (B) below.

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A. Plans. Tenant shall submit three full sets of architectural and mechanical drawings and specifications for the Improvements to be constructed. Each set of plans shall comply with the following: (a) (i) if permits are required to legally construct the Improvements, they shall be signed by an architect and/or engineer licensed in the state in which the premises leased are located who has been approved by Landlord, and the drawings and specifications shall be in such form as is required to obtain the issuance of permits for the construction of the Improvements, or (ii) if permits are not required to construct the Improvements, the drawings and specifications shall be in such form as Landlord reasonably requires and shall be signed by such architects and/or engineers as Landlord reasonably requires; (b) the  drawings and specifications shall fully describe the Improvements to be constructed; (c) the drawings and specifications shall be provided in paper which are easily readable and, upon request, in electronic  CAD (either DWF or DWG) format; (d) the drawings and specifications shall conform to the requirements of this Lease, all Governmental Requirements, and all of Landlord’s rules and regulations pertaining to construction in the Building. Tenant shall deliver three full sets of the plans to Landlord: two (2) of the sets shall be delivered to the property manager of the Building, and one (1) set shall be delivered to the delivered to 750 Lexington Avenue – 28th Floor attn.: John Coleman (or such other person who is then designated by Landlord for plan review).  Tenant shall submit and resubmit the drawings and specifications until Landlord has approved them. The full set of drawings and specifications that Landlord has approved are referred to as the “Final Plans” for the Improvements. Landlord’s review and approval of any drawings and specifications are solely for Landlord’s benefit and shall not be deemed a representation that the plans or the Improvements when completed or their use will comply with any Governmental Requirements or are fit for the purposes intended by Tenant.

B. Estimated Supervision Payment and Construction Period. Tenant shall deliver to Landlord a statement detailing Tenant’s total estimated hard costs and soft costs in connection with the Improvements (the “Estimated Costs”), obtaining permits for the same, and their construction and completion and the estimated period required from Landlord’s approval of the Final Plans through the substantial completion of the Improvements (the “Estimated Period”), assuming Tenant diligently obtains permits and commences and completes their construction. If the Lease requires Tenant to pay a charge in connection with Landlord’s supervision, coordination and other expenses incurred by Landlord in connection with the Improvements, Tenant shall deliver payment to Landlord for the charge based on the Estimated Costs (the “Estimated Payment”).

C. Contractor’s Affidavit; Copies of Signed Contracts; True-Up of Supervision Payment, if any. Tenant shall submit a notarized affidavit from Tenant, its general contractor, architect, engineer or construction manager which states the total hard and soft costs of the Improvements (the “Costs”) including, without limitation, the costs of:

(i) Architectural;

(ii) Engineering;

(iii) Controlled Inspections;

(iv) Other Designers/Consultants;

(v) General Contractor;

(vi) Any contractors not included in GC scope; and

(vii) Any materials purchased directly by Tenant not part of GC scope.

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The affidavit shall additionally list each person or entity supplying services and/or materials to or for the Improvements which could result in a mechanics’ lien of $3,500 or more including without limitation each contractor, subcontractor, and sub-subcontractor; each architect, engineer, and other designer expediter; each construction manager; and each material supplier; and the amount of the hard and/or soft costs payable to each. Tenant also shall submit a copy of the signed contract (or if there is no contract signed by both parties, the purchase order) of each person listed. If the Costs are more or less than the Estimated Costs, the parties shall make an appropriate adjustment to the Estimated Payment, if any. Tenant shall receive a credit for any overpayment, and Tenant shall promptly pay any deficiency.

D. Bond or other Security. If expressly required by the provisions of Article 5 of the Lease, Tenant shall submit the bond required by this Lease to secure payment for the Costs and the completion of the Improvements in accordance with this Lease. The amount of bond shall be calculated pursuant to this Lease after considering the Costs. In lieu of the bond, Tenant shall submit such alternate form of security as shall have been agreed to between Landlord and Tenant.

E. Insurance. Tenant shall submit evidence of insurance satisfactory to Landlord that each contractor, subcontractor and sub-subcontractor performing any portion of the Improvements is maintaining the insurance required by Landlord pursuant to this Lease.

F. Contractor and Design Professional Approval. Tenant must obtain Landlord approval for each architect and engineer used by Tenant in connection with the Improvements and for each contractor, subcontractor and sub-subcontractor who is to perform any portion of the Improvements.

G. Landlord Consent Letter; Permits. Upon satisfaction of all of the above, Landlord shall issue a consent letter for Tenant’s signature containing, among other things, Landlord’s construction rules and regulations. If, and only if, Landlord (i) countersigns the consent letter, (ii) releases to Tenant or its representative any building department applications which Landlord is required to execute before permits can be issued to construct the Improvements, and (iii) Tenant delivers to Landlord copies of any permits required to construct the Improvements, then Landlord shall be deemed to have consented to the construction of the Improvements.

2. Waivers of Lien, Return of Bond, Completion of Improvements. Tenant shall obtain and deliver to Landlord:

(A) original, notarized final waivers and releases of mechanics liens from, and proof of payment to, each person or entity listed in the affidavit in the preceding Section 1C as well as any other person or entity performing any portion of the Improvements hired after the submission of the affidavit. The waivers and releases of mechanics liens shall be in form and substance reasonably acceptable to Landlord.

(B) “As Built” drawings as are required pursuant to the Lease.

(C) copies of operating permits as are required to operate any equipment installed by Tenant.

After the completion of the Improvements, the delivery of the items described in (A), (B) and (C) of this Section 2, Landlord shall release the bond or other security delivered pursuant to Section 1D above.

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SCHEDULE C

Rules and Regulations

1. The rights of tenants in the entrances, corridors, elevators and escalators of the Building are limited to ingress to and egress from the tenants’ premises for the tenants and their employees, licensees, guests, customers and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. The Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities, furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

2. The reasonable cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant.

3. The Landlord may require all persons requesting admission to the Building at any time to have a pass issued by the Landlord or to have Landlord approved identification, and may require all persons admitted to or leaving the Building at any time to register. Tenant’s employees, agents and visitors shall be permitted to enter and leave the building during and after ordinary business hours, subject to the reasonable requirements of Landlord. Each tenant shall be responsible for all persons for whom he requests such permission and shall be liable to the Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be rejected therefrom. In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from the premises of the tenant. The Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule.

4. No tenant shall obtain or accept for use in its premises towel, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by the Landlord in writing to furnish such services, provided always that the charges for such services by persons authorized by the Landlord are comparable to the industry charge. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such reasonable regulations as may be fixed by the Landlord.

5. No projections over or around the windows shall be installed by any tenant, and only such window blinds as are supplied or permitted by the Landlord shall be used in a tenant’s premises.

6. There shall not be used in any space, or in the public halls of the Building, either by the Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards which have been approved by the Landlord.

7. All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. All blinds therein above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building air conditioning system to cool or ventilate the tenant’s premises.

8. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of the Landlord, might disturb other tenants in the Building shall be made or permitted by any tenant. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of the Landlord, might cause any such impairment or interference. No dangerous, flammable, combustible or explosive object or material shall be brought into the Building by any tenant by any person doing business with the tenant.

9. Tenant shall not permit any cooking or food odors emanating within the Premises to seep into other portions of the Building.

10. No acids, vapor or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. the water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

11. No signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the premises or the Building without the prior written consent of the Landlord.  Tenant shall not affix or permit to be affixed anything to any interior or exterior surface of any window, such as a logo, sign, film, sticker, poster, photo or post-it. Neither shall Tenant allow to be displayed in its premises, where visible from outside its premises, any sign, display, poster, or logo that in the reasonable judgment of Landlord is inconsistent with the Class A character of the Building. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.  Signs and lettering on doors and elevators shall be inscribed, painted, or affixed for each tenant by Landlord at the expense of such tenant, (the charge not to exceed that which a reputable outside contractor would charge), and shall be of a size, color and style reasonably acceptable to Landlord.  Landlord shall have the right to prohibit any advertising by any tenant which impairs the reputation of the building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

12. No additional locks or belts of any kind shall be placed upon any of the doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect. All tenant spaces shall be keyed to the Building’s grand master system and the Building. The tenant shall provide the Building manager with keys to all locks on any doors of the premises. Upon the termination of a tenant’s lease, all keys of the tenant’s premises shall be delivered to the Landlord, together with the tenant’s explanation of the combination of all locks on safes or vault doors in the premises,

13. No tenant shall mark, paint, drill into or in any way deface any part of the Building or the premises demised to such tenant. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, which will not be unreasonably withheld or delayed, and as Landlord may reasonably direct. No tenant shall install any resilient tile or similar floor covering in the premises demised to such tenant except in a manner approved by Landlord.

14. No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for laborers giving an address at the Building.

15. No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

16. The requirements of tenants will be attended only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of the Landlord.

17. The tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

18. If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord and shall employ such exterminators therefor as shall be approved by Landlord.

19. No bicycle or other vehicle, and no animals or pets shall be allowed in the showrooms, offices, halls, corridors or any other parts of the Building.

20. Tenant shall not, hire any person(s) for the purpose of cleaning the Premises other than the Building’s janitorial service. Landlord shall not be responsible to Tenant for any loss of Tenant’s property on or in the Premises, the Building or the Building Project, however occurring, or for any damage done to the property or effects of Tenant by Landlord’s agents, including without limitation, Landlord’s janitorial service. Janitorial services may not be furnished on nights when the Premises are occupied after 9:30 P.M. Landlord, at its expense, shall clean the exterior of the Building windows.

21. Tenant shall not, without Landlord’s prior written consent, install or operate any heating device, refrigerating or air conditioning equipment, steam or internal combustion engine, boiler, stove, machinery or mechanical devices upon the premises or carry on any mechanical or manufacturing business thereon, or use or permit to be brought into the Building flammable fluids such as gasoline, kerosene, benzene or naphtha or use any illumination other than electric lights. No explosives, firearms, radioactive or toxic or hazardous substances or materials, or other articles deemed hazardous to life, limb or property shall be brought into the Building or the Premises.

22. Tenant shall at its expense provide artificial light for employees of Landlord while doing service or other work and making repairs or alterations in the premises.

23. Landlord may require Tenant to list all furniture and fixtures to be taken from the Building upon a form approved by Landlord. Such list shall be presented at the office of the Building for approval before acceptance by the security officer or elevator operator.

24. Tenant, its customers, invitees, licensees, agents, servants, employees and guests shall not encumber or obstruct sidewalks, entrances, passages, courts, vestibules, halls, elevators, stairways or other common areas in or about the Building.

25. Tenant shall not allow anything to be placed against or near the glass in the partitions between the premises and the halls or corridors of the Building which shall diminish the light in the halls or corridors, or detract from its upscale image.

26. The Building Manager shall be allowed admittance to the premises in the event of any emergency, fire or other casualty that may arise in other appropriate instances.

27. Unless otherwise advised by Landlord, neither Tenant nor its employees shall undertake to regulate the radiator controls or thermostats. Tenant shall report to the office of the Building whenever such thermostats or radiator controls are not working properly or satisfactorily.

28. All window treatments shall be subject to Landlord’s approval.

29. Tenant assumes full responsibility for protecting its space from weather, theft, robbery and pilferage, which includes keeping doors locked and other means of entry into the premises closed and secured.

30. Tenant may provide complimentary foods to its guests provided that it shall first comply with all Legal Requirements.

31. Landlord may require all messengers to sign in and obtain a pass. Contractors and other workmen shall use only the freight elevators for all movement within the Building.

32. Landlord reserves the right at any time, to install a message/package center in an area in the Building designated by Landlord and reasonably accessible to and for the common use of the tenants, and tenants shall comply with the procedures for the same set forth by the Landlord.

33. .No tenant shall allow or suffer any person whom it invites onto its premises to “Solicit” in any other premises in the Building unless such person has been expressly invited onto such other premises by its tenant for such purpose prior to the person’s entry into the Building. To “Solicit” means to enter any other premises in the Building for the purpose of soliciting business, advertising its goods or services or the goods or services of others, handing out cards, flyers or other materials, or selling or otherwise providing any goods or services. Tenant shall be deemed to have invited the person onto its premises for the purposes of this rule if the tenant has authorized the entry of such person into the Building.  If any person whom a tenant invites onto its premises Solicits in any other premises, the tenant shall be deemed in breach of this rule.

SCHEDULE D

Janitorial Cleaning Specifications

DCOTA
DESIGN CENTER OF THE AMERICAS

1815 Bldg

Janitorial
Cleaning Specifications

Landlord will perform cleaning services in the Demised Premises and related areas as follows:

NIGHTLY

Empty all waste receptacles.

Wipe clean all accessible areas within hand high reach; including but not limited to window sills, wall ledgers, chairs, desks, tables, file cabinets, convector enclosures, pictures and all manner of office furniture.

Wipe all glass top tables, and all doors, frames, light switches and walls.

Sweep with treated cloths all composition tile flooring.

Carpet sweep all carpeted areas, and vacuum clean weekly.

Restore chairs and waste receptacles in position.

QUARTERLY

Dust all high reach areas including top of doors, top of door frames, air diffusers, air returns, and picture frames.

Dust venetian blinds.

CORE LAVATORIES (Nightly or as otherwise designated)

Wash, disinfect and dry all bowls, seats urinals, washbasins and mirrors.

Wash, disinfect and wipe dry all metal work.

Insert and replace toilet tissue, toweling and soap, materials to be supplied by Tenant.

Empty paper towel and sanitary napkin disposal receptacles and remove to designated area.

Sweep and wash floors.

Wipe clean all sills, partitions and ledges.

D-1

Wipe clean exterior of waste cans and dispensing units.

Wash partitions monthly.

Wash tile walls monthly.

Wash and dry interior of waste cans and sanitary disposal containers weekly.

WINDOW CLEANING SERVICES

Clean all exterior windows, inside and out periodically during the year, as Landlord deems necessary.

RUBBISH REMOVAL SERVICES

Empty ordinary dry rubbish waste baskets used in the normal course of business from the office premises daily, Monday through Friday, holidays and week ends excepted.

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